UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

GXO LOGISTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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GXO Logistics, Inc.

GXO LOGISTICS, INC.
Two American Lane
Greenwich, Connecticut 06831

To Our Stockholders

In our first full year as a standalone company, GXO has solidified its position as the leading pure-play logistics provider and set a course for sustained growth in a rapidly accelerating industry.

We executed well across the board, driving our revenue and organic growth to all-time highs; we strengthened our relationships with blue chip global brands; and we completed the significant acquisition of Clipper Logistics, which is already delivering above our expectations.

While we’re focused on leveraging our technology, scale, and expertise to drive value for our customers today, we’re also keeping a keen eye on delivering the future. During our Investor Day this January, we were excited to introduce our plan to more than double revenue and nearly triple adjusted EBITDA by 2027.

The Board greatly appreciates input from our stockholders, and we cordially invite you to join our 2023 Annual Meeting, which will be conducted as a live webcast.

During the meeting, we will provide updates on GXO’s performance and our plans to build sustainable value. Stockholders will also have the opportunity to vote on important matters. Please take the time to review each of the proposals described in the Proxy Statement and follow the voting instructions to ensure your shares are represented at the meeting.

Thank you for your continued support!

April 25, 2023

Brad Jacobs
Chairman of the Board
GXO Logistics, Inc.

GXO Logistics, Inc.

GXO Logistics, Inc.

GXO LOGISTICS, INC.
Two American Lane
Greenwich, Connecticut 06831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 24, 2023

To the Stockholders of GXO Logistics, Inc.:

Notice is hereby given that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of GXO Logistics, Inc. (“GXO” or the “company”) will be held on Wednesday, May 24, 2023, at 10:00 a.m. Eastern Time. The meeting will be conducted exclusively as a live webcast. You can access the meeting at meetnow.global/MSLCA2X with your control number.

The Annual Meeting shall be held for the purposes summarized below and more fully described in the Proxy Statement accompanying this notice:

■	To elect three (3) members of our Board of Directors as Class II directors for a term to expire at the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
■	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023;
■	To conduct an advisory vote to approve the executive compensation of our named executive officers (“NEOs”), as disclosed in the Proxy Statement; and
■	To consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock, par value $0.01 per share, as of the close of business on April 13, 2023, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available on the bottom panel of your screen during the meeting after entering your control number.

Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. We ask that you vote your shares as soon as possible.

By Order of the Board of Directors,

Brad Jacobs
Chairman of the Board

GXO Logistics, Inc.

Greenwich, Connecticut
April 25, 2023

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on May 24, 2023:

The Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2022, are available at https://www.envisionreports.com/GXO.

GXO Logistics, Inc.

Voluntary Electronic Receipt of Proxy Materials	We support communicating with you via electronic delivery and hope that, for those who have not already enrolled, you will do so by following the instructions below.
	www.proxyvote.com	www.envisionreports.com/gxo

GXO is pleased to deliver proxy materials electronically via the internet. Electronic delivery allows GXO to provide you with the information you need for the Annual Meeting, while reducing the environmental impacts and costs of physical delivery of proxy materials.

With your adoption of electronic delivery of proxy materials, and the elimination of approximately 50,657 sets of proxy materials as a result, we have been able to save more than 30,700 pounds of paper. This has the following impact on the environment:

saved approximately 61.3 tons of wood, or 368 fewer trees from being felled. This translates to 4.3 acres of forest saved	saving approximately 328,000 gallons of water, or the equivalent of filling approximately 15 swimming pools
using approximately 391 million fewer BTUs, or the equivalent of the amount of energy used by 466 residential refrigerators for one full year	eliminating approximately 18,100 pounds of solid waste
emitting approximately 276,000 fewer pounds of greenhouse gases, including CO2, or the equivalent of 25 automobiles running for one year	reducing hazardous air pollutants by approximately 24.5 pounds

Environmental impact estimates were calculated using the Environmental Paper Network Paper Calculator. For more information visit www.papercalculator.org.

GXO Logistics, Inc.

PROXY STATEMENT SUMMARY

This Proxy Statement sets forth information relating to the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of GXO Logistics, Inc. ("GXO" or our “company") in connection with our 2023 Annual Meeting of Stockholders. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

2023 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement and form of proxy are first being mailed on or about April 25, 2023, to our stockholders of record as of the close of business on April 13, 2023 (the “Record Date”).

Date and Time	Place	Record Date
Wednesday, May 24, 2023, at 10:00 a.m. Eastern Time	Virtual Meeting Site: meetnow.global/MSLCA2X	You can vote if you were a stockholder of record as of the close of business on April 13, 2023

Admission: You will not be able to attend the Annual Meeting in person this year. You can access the Annual Meeting at meetnow.global/MSLCA2X. You will need to provide the control number on your proxy card to access the Annual Meeting. If the shares of common stock you hold are in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. Requests for registration should be directed to our transfer agent, Computershare Trust Company, N.A. (“Computershare”) by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time, on May 19, 2023. You will receive a confirmation of your registration with a control number by email from Computershare. At the time of the meeting, go to meetnow.global/MSLCA2X and enter your control number.

VOTING MATTERS AND BOARD RECOMMENDATIONS

The Board is not aware of any matter that will be presented for a vote at the 2023 Annual Meeting of Stockholders other than those shown below.

Board Vote Recommendation	Page Reference (for more detail)

PROPOSAL 1: Election of Directors
To elect three (3) members of our Board of Directors as Class II directors for a term to expire at the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

FOR each Director Nominee	7-10, 56

PROPOSAL 2: Ratification of the Appointment of our Independent Public Accounting Firm
To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for fiscal year 2023.

FOR	8-10, 57

PROPOSAL 3: Advisory Vote to Approve Executive Compensation
To conduct an advisory vote to approve the executive compensation of the company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement.

FOR	9, 58

1	GXO Logistics, Inc.

GOVERNANCE HIGHLIGHTS

Board and Committee Independence

Six of our eight current directors are independent. The Audit Committee, Compensation Committee and Nominating, Corporate Governance and Sustainability Committee consist entirely of independent directors.

Independent Board Oversight and Leadership Roles

Our Board has a lead independent director whose role is to complement our independent committees and independent committee chairs in providing effective Board oversight. Our Board also has an independent vice chair responsible for providing support on key governance matters and stockholder engagement to our chairman, lead independent director and the Board. These independent structures work in conjunction with our chairman. The Board believes its leadership structure as well as the leadership structure of our company function cohesively and serve the best interests of our stockholders based on our company’s strategy and ownership structure.

Board Refreshment

Our Board is committed to ensuring that its composition includes a range of expertise aligned with our company’s business as well as fresh perspectives on strategy. One of the ways the Board acts on this commitment is through the thoughtful refreshment of directors when appropriate. The Board has a process to seek out highly qualified director candidates who would bring relevant experience to the Board in light of our growing scale and diversity.

Committee Rotations	As part of its annual review of committee assignments, the Board will periodically reconstitute its committees and their chairs to ensure effective functioning and new perspectives.
Director Elections

Our Board is currently composed of members of each class serving staggered three-year terms. We currently have two directors in Class I, three directors in Class II and three directors in Class III. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. By 2025, all of our directors will stand for election each year for one-year terms, and our Board will therefore no longer be divided into three classes.

Majority Voting for Director Elections	Our bylaws provide for a majority voting standard in uncontested elections and further require that a director who fails to receive a majority vote must tender his or her resignation to the Board.
Board Evaluations	Our Board reviews committee and director performance through an annual process of self-evaluation.
Risk Oversight and Financial Reporting and Cybersecurity

By engaging in regular deliberations and participating in management meetings, our Board seeks to provide robust oversight of current and potential risks facing our company. Our Audit Committee contributes to strong financial reporting oversight through regular meetings with management and dialogue with our auditors. In addition, our Board maintains direct oversight over information technology and cybersecurity risk. The Board both receives and provides feedback on regular updates from management regarding information technology and cybersecurity governance processes, policies and business continuity plans, the status of projects to strengthen internal cybersecurity and the results of security breach simulations.

Active Participation

Our Board held 11 meetings in 2022. Each person currently serving as a director attended over 90% of the Board meetings as well as over 85% of the meetings of any committee(s) on which he or she served. All directors are invited to attend committee meetings even if they are not members of the committee.

Clear Oversight of Sustainability

Our Nominating, Corporate Governance and Sustainability Committee supports the Board in its oversight of our company’s purpose-driven sustainability strategies and external disclosures. This includes engaging with management on material environmental, social and governance (“ESG”) matters and stakeholder perspectives as well as reviewing the company’s annual ESG Report.

2	GXO Logistics, Inc.

2023 BOARD OF DIRECTORS NOMINEES

Our Board aims to create a diverse and highly skilled team of directors who provide our global company with thoughtful board oversight. When selecting new directors, our Board considers, among other things, the nominee’s breadth of experience, financial expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment, skills in areas relevant to our growth drivers and willingness to devote adequate time to Board duties—all in the context of the needs of the Board at that point in time and with the objective of ensuring a diversity of backgrounds, expertise and viewpoints. Our Board also endeavors to include highly qualified women and individuals from underrepresented groups in the candidate pool. The composition of our Board at year-end 2022 was:

The following table provides summary information about each director nominee. Our Board is currently classified with members of each class serving staggered three-year terms. We currently have two directors in Class I, three directors in Class II and three directors in Class III. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. By 2025, all of our directors will stand for election each year for one-year terms, and our Board will therefore no longer be divided into three classes.

					Committee Memberships
Name	Director Since	Age	Occupation	Independent	AC	CC	NCGSC
Clare Chatfield	2021	65	Senior Partner at L.E.K. Consulting and head of L.E.K.’s Energy & Environment Practice.	Y	✓
Joli Gross	2021	53	Senior Vice President, General Counsel and Corporate Secretary of United Rentals, Inc.	Y		✓	C
Jason Papastavrou	2021	60	Chief Investment Officer, ARIS Capital Management, LLC.	Y		C	✓

AC = Audit Committee CC = Compensation Committee	NCGSC = Nominating, Corporate Governance and Sustainability Committee	C = Committee Chair ✓= Committee Member

3	GXO Logistics, Inc.

The following table provides a summary of the qualifications and experience of our directors and director nominees.

SKILL	NUMBER OF DIRECTORS
BUSINESS OPERATIONS	8
CORPORATE GOVERNANCE	8
CUSTOMER SERVICE	4
ENVIRONMENTAL SUSTAINABILITY AND CORPORATE RESPONSIBILITY	6
EFFECTIVE CAPITAL ALLOCATION	4
CRITICAL ANALYSIS OF CORPORATE FINANCIAL STATEMENTS AND CAPITAL STRUCTURES	6
HUMAN RESOURCE MANAGEMENT	6
MULTINATIONAL CORPORATE MANAGEMENT	8
SALES AND MARKETING	5
MERGERS AND ACQUISITIONS, INTEGRATION AND OPTIMIZATION	7
LOGISTICS INDUSTRY	4
RISK MANAGEMENT	8
TALENT MANAGEMENT AND ENGAGEMENT	7
TECHNOLOGY AND INFORMATION SYSTEMS	3

4	GXO Logistics, Inc.

2022 PERFORMANCE HIGHLIGHTS

In 2022, we reported the following key metrics of financial performance:

growth accelerated to in the fourth quarter, with double-digit organic revenue growth in every quarter of 2022 and 7.5% organic revenue growth in the fourth quarter	$46 million in the	million was the highest-ever quarterly adjusted EBITDA
REVENUE 13.3% Revenue of $9 billion, driven by organic revenue growth* of 15.4%	NET INCOME ATTRIBUTABLE TO GXO 28.8% Net income attributable to GXO of $197 million, compared with $153 million in 2021	CASH FLOW FROM OPERATIONS $542 $240 million free cash flow*

NET DEBT* $1.3B $495 million in cash and cash equivalents $1,806 million total debt $800 million available debt capacity (as of December 31, 2022)	DILUTED EPS 26.5% Diluted EPS of $1.67 and adjusted diluted EPS* of $2.85	ADJUSTED EBITDA* 15.0% Adjusted EBITDA of $728 million, compared with $633 Adjusted pro-forma EBITDA* in 2021

*See Annex A for reconciliations of non-GAAP financial measures.

5	GXO Logistics, Inc.

ENVIRONMENTAL SUSTAINABILITY EFFORTS

We are focused on promoting sustainability in our operations for three key reasons: First, it is the right thing to do. Second, it reduces our costs in the short and long term, while increasing the resilience of our operations into the future. And third, it is vitally important to our customers. We expect to publish our 2022 ESG Report shortly,. highlighting our initiatives in the following areas:

Environmental	Social	Governance

We see our business as uniquely suited to support the global transition to a circular economy that focuses on reducing waste and keeping products and materials in circulation as long as possible. We work with our customers to develop innovative, sustainable solutions that help them better serve their customers and achieve their own environmental goals while dramatically decreasing costs. Often, the positive results of these efforts are not reflected in our own environmental footprint. We understand that efficiencies in delivering products to consumers, including product returns, positively affect carbon footprints as well as decrease the need for excess manufacturing and avoid waste.

In addition to helping our customers succeed, we have set our own bold environmental sustainability targets and are on track to meet or exceed them:

We are building a workplace that cares for and develops our team members while we seek new ways to strengthen the communities in which we live and work.

With more than 130,000 team members in operations worldwide, we strive to be an employer of choice. We recognize the amazing potential we have to create new opportunities, not only for our customers but also for our teams and communities. We seek to create a positive work environment through ensuring the safety of our gamechangers, cultivating a culture of inclusion and belonging, providing opportunities for growth, providing competitive benefits, using innovation to make our gamechangers more efficient in what they do and supporting the causes that matter to their local communities. These efforts result in happier, more engaged team members and satisfied customers.

Throughout our organization and across more than 970 warehouses around the world, our values and our commitment to ESG guide the decisions we make. Doing business the right way supports our efforts to be an employer of choice as well as a business partner of choice, with our strong governance practices enabling customers to comfortably entrust us with their critical supply chain operations.

2022 COMPENSATION HIGHLIGHTS

The Compensation Committee’s pay-for-performance philosophy is focused on rewarding our executives for performance that creates substantial, long-term value for our stockholders. As a result, long-term incentive compensation is tied to ambitious goals for key operational indicators that incentivize our executives to drive long-term stockholder value creation. Over time, we expect our financial and operational results to demonstrate the merits of this philosophy for our stockholders.

Further details about executive compensation decisions are described in the “Executive Compensation Elements and Outcomes for 2022” section of the Compensation Discussion and Analysis.

6	GXO Logistics, Inc.

QUESTIONS AND ANSWERS

ABOUT OUR ANNUAL MEETING

This Proxy Statement sets forth information relating to the solicitation of proxies by the Board of Directors (our “Board of Directors” or our “Board”) of GXO Logistics, Inc. (“GXO” or our “company”) in connection with our 2023 Annual Meeting of Stockholders (our “Annual Meeting”) or any adjournment or postponement thereof. This Proxy Statement is being furnished by our Board for use at the Annual Meeting to be held on May 24, 2023, at 10:00 a.m. Eastern Time as a live webcast. You can access the meeting at meetnow.global/MSLCA2X with your control number.

This Proxy Statement and form of proxy are first being mailed on or about April 25, 2023, to our stockholders of record as of the close of business April 13, 2023 (the “Record Date”).

The following answers address some questions you may have regarding our Annual Meeting. These questions and answers may not include all of the information that may be important to you as a stockholder of our company. Please refer to the more detailed information contained elsewhere in this Proxy Statement.

What items of business will be voted on at the Annual Meeting?

We expect that the business put forth for a vote at the Annual Meeting will be as follows:

■

To elect three (3) members of our Board of Directors as Class II directors for a term to expire at the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1);

■	To ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2023 (Proposal 2);
■	To conduct an advisory vote to approve the executive compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement (Proposal 3); and
■	To consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Senior management of GXO and representatives of our outside auditor, KPMG, will be available to respond to appropriate questions.

Who can attend and vote at the Annual Meeting?

You are entitled to receive notice of, attend and vote at the Annual Meeting, or any adjournment or postponement thereof, if, as of the close of business on April 13, 2023, the Record Date, you were a holder of record of our common stock.

We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. Our virtual Annual Meeting will be conducted on the internet via live webcast. You can access the Annual Meeting at meetnow.global/MSLCA2X. You will be required to provide the control number on your proxy card to access the Annual Meeting. If the shares of common stock you hold are in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. Requests for registration should be directed to our transfer agent, Computershare, by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on Friday, May 19, 2023. You will receive a confirmation of your registration with a control number by email from Computershare. At the time of the meeting, go to meetnow.global/MSLCA2X and enter your control number. If your shares are held as Depositary Interests within the CREST system you have the right to direct the Custodian how to vote those Depositary Interests. Should you wish to participate in the Annual Meeting to vote electronically, follow the procedures detailed on the Form of Instruction.

7	GXO Logistics, Inc.

Can I ask questions during the Annual Meeting?

The virtual Annual Meeting format allows stockholders to communicate with GXO during the Annual Meeting so they can ask questions of GXO’s management and Board, as appropriate. Stockholders (or their proxy holders) may submit questions for the Annual Meeting’s question and answer session in advance by logging on to the meeting site at meetnow.global/MSLCA2X. Stockholders will need the control number on their proxy card or confirmation email from Computershare to submit a question. Click on the “Q&A” icon in the top right corner of the screen and submit your question. You may provide your name, address (city and state) and organization and, if applicable, the specific proposal to which your question relates. Questions can be submitted in advance of the Annual Meeting and during the Annual Meeting through the meeting website. We will answer as many questions during the meeting as time will allow and will group questions together where appropriate. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business or are inappropriate.

What if I have trouble accessing the Annual Meeting virtually?

The virtual meeting platform is fully supported across major browsers (e.g., MS Edge, Firefox, Chrome and Safari) and devices (e.g., desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not supported. Stockholders should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it prior to or during the meeting you may call 1-888-724-2416.

How many shares of GXO common stock must be present to conduct business at the Annual Meeting?

As of the Record Date, there were 118,927,357 shares of common stock issued and outstanding, with each share entitled to one vote on each matter to come before the Annual Meeting.

A quorum is necessary to hold a valid meeting of stockholders. Pursuant to the company’s bylaws, the presence, in person or by proxy, of the holders of a majority of the shares issued and outstanding is necessary for each of the proposals to be presented at the Annual Meeting. Accordingly, holders of shares of our common stock outstanding on the Record Date representing 59,463,679 votes must be present at the Annual Meeting. If you vote by internet, telephone or proxy card, the shares you vote will be counted toward the quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

What are my voting choices?

With respect to the election of directors, you may vote “FOR” or “AGAINST” each of the director nominees or you may “ABSTAIN” from voting for one or more of such nominees. With respect to the other proposals to be considered at the Annual Meeting, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any proposal. If you sign your proxy without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors with respect to the specific proposals described in this Proxy Statement and at the discretion of the proxy holders on any other matters that properly come before the Annual Meeting.

What vote is required to approve the proposals being considered at the Annual Meeting?

■

Proposal 1: Election of three (3) directors. The election of each of the three (3) director nominees named in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock at the Annual Meeting at which a quorum is present. If any incumbent director standing for re-election receives a greater number of votes “against” his or her election than votes “for” such election, our bylaws require that such person must promptly tender his or her resignation to our Board. You may not accumulate your votes for the election of directors.

Brokers may not use discretionary authority to vote shares of our common stock on the election of directors if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, in order for your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the election of director nominees.

■

Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023. Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2023, requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Because the proposed ratification of KPMG requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, abstentions will have the effect of a vote against this proposal. We do not expect any broker non-votes, as brokers have discretionary authority to vote on this proposal.

8	GXO Logistics, Inc.

■

Proposal 3: Advisory vote to approve executive compensation. Advisory approval of the resolution on executive compensation of our NEOs as disclosed in this Proxy Statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. This resolution, commonly referred to as a “say-on-pay” resolution, is not binding on our Board. Although the resolution is non-binding, our Board and the Compensation Committee will consider the voting results when making decisions regarding our executive compensation program.

Brokers may not use discretionary authority to vote shares of our common stock on the advisory vote to approve executive compensation if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, in order for your vote to be counted in the advisory vote to approve executive compensation, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting with their specific instructions. Because the advisory vote to approve executive compensation requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, abstentions will have the effect of a vote against this proposal. Broker non-votes will have no effect on the advisory vote to approve executive compensation.

In general, other business properly brought before the Annual Meeting at which a quorum is present requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

How does the Board of Directors recommend that I vote?

Our Board of Directors, after careful consideration, recommends that our stockholders vote “FOR” the election of each director nominee named in this Proxy Statement, “FOR” the ratification of KPMG as our independent registered public accounting firm for fiscal year 2023 and “FOR” the advisory approval of the resolution to approve executive compensation.

What do I need to do now?

We urge you to read this Proxy Statement carefully and then vote via internet or by telephone by following the instructions on the proxy card or by mailing your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares of our common stock can be voted at the Annual Meeting.

How do I cast my vote?

Registered Stockholders. If you are a registered stockholder (i.e., you hold your shares in your own name through our transfer agent, Computershare, and not through a broker, bank or other nominee that holds shares for your account in “street name”), you may vote by proxy via internet or by telephone by following the instructions provided on the proxy card or by mailing your completed, dated and signed proxy card in the enclosed return envelope. Proxies submitted via internet or by telephone must be received by the closing of the polls at the virtual meeting. Please see the proxy card provided to you for instructions on how to submit your proxy via internet or by telephone. Stockholders of record who attend the Annual Meeting may vote directly at the Annual Meeting by following the instructions provided during the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares (i.e., your shares are held in the name of a brokerage firm, bank or a trustee), you may vote by proxy by following the instructions provided in the voting instruction form or other materials provided to you by the brokerage firm, bank or other trustee that holds your shares. To vote directly at the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your shares. Follow the instructions provided above to obtain a control number and the voting instructions provided during the Annual Meeting.

Depositary Interest. Depositary Interest holders may generally vote (i) by mail by returning the completed Form of Instruction that was mailed to you, to the Depositary, Computershare Company Nominees Limited <GXO>, at The Pavilions, Bridgwater Road, Bristol BS99 6ZY, United Kingdom in the reply-paid envelope provided by 3:00 p.m. (British Summer Time) on May 19, 2023; or (ii) by CREST. Should you wish to vote by utilizing the CREST voting service, you may do so for the Annual Meeting by the procedures described in the CREST manual. CREST Personal Members or other CREST Sponsored Members and those CREST Members who have appointed a voting service providers(s) should refer to their CREST Sponsor or voting service provider(s), who will be able to take appropriate action on their behalf. If you would like to attend the Virtual Annual Meeting and vote electronically, please inform Computershare by email at CSNDITEAM@computershare.co.uk by May 19, 2023, who will provide you with a Letter of Representation with respect to your UK Depositary Interest holding that will enable you to attend and vote the shares underlying your interests at the Annual Meeting on Computershare’s behalf.

For a vote made by means of CREST to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear UK and Ireland (EUI)’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message must be transmitted so as to be received by the issuer’s agent ID 3RA50 by 3:00 p.m (British Summer time) on May 19, 2023. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST.

9	GXO Logistics, Inc.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that EUI does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST Personal Member or Sponsored Member or has appointed a voting service provider(s), to ensure that their CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by the CREST system by the required time. CREST members and their CREST sponsors or voting service providers should refer to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Depositary Interests via the Corporate Sponsored Nominee Facility. Depositary Interest holders via CSN may generally vote (i) by mail by returning the completed Form of Direction that was mailed to you, to the Custodian, Computershare Company Nominees Limited <GXO>, at The Pavilions, Bridgwater Road, Bristol BS99 6ZY, United Kingdom in the reply paid envelope provided by 3:00 p.m. (British Summer Time) on May 18, 2023, or (ii) via the internet by directing Computershare, as provider of the CSN Service in which your UK Depositary Interests are held, how to vote the common stock underlying your Depositary Interest via the internet on Computershare's website by visiting www.investorcentre.co.uk/eproxy, where you will be asked to enter the Control Number, your Shareholder Reference Number and your unique PIN, which are detailed on the accompanying Form of Direction. Instructions must be validly returned and received by 3:00 a.m. (British Summer Time) on May 18, 2023. If you would like to attend the Virtual Annual Meeting and vote electronically, please inform Computershare by email at CSNDITEAM@computershare.co.uk by May 18, 2023, who will provide you with a Letter of Representation with respect to your UK Depositary Interest holding that will enable you to attend and vote the shares underlying your interests at the Annual Meeting on Computershare’s behalf.

What is the deadline to vote?

If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting. As indicated on the proxy card provided to you, proxies submitted prior to the Annual Meeting via internet or by telephone must be received by 10:00 a.m. Eastern Time on May 24, 2023.

If you are the beneficial owner of shares of our common stock, please follow the voting instructions provided by your broker, trustee or other nominee.

What happens if I do not respond or if I respond and fail to indicate my voting preference or if I abstain from voting?

If you fail to vote via internet or by telephone as indicated on your proxy card or fail to properly sign, date and return your proxy card, your shares will not be counted toward establishing a quorum for the Annual Meeting, which requires holders representing a majority of the outstanding shares of our common stock to be present in person or by proxy.

Failure to vote, assuming the presence of a quorum, will have no effect on the tabulation of the votes on the proposals. If you are a stockholder of record and you properly sign, date and return your proxy card, but do not indicate your voting preference, we will count your proxy as a vote “FOR” the election of the three nominees for each director named in “Proposal 1—Election of Directors,” “FOR” the ratification of KPMG as our independent registered public accounting firm for fiscal year 2023 and “FOR” the advisory approval of the resolution to approve executive compensation.

If my shares are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee, will my broker or other nominee vote my shares for me?

You should instruct your broker or other nominee on how to vote your shares of our common stock using the instructions they provide to you. Brokers or other nominees who hold shares of our common stock in “street name” for customers are prevented by the rules set forth in the Listed Company Manual (the “NYSE Rules”) of the New York Stock Exchange (the “NYSE”) from exercising voting discretion with respect to non-routine or contested matters (i.e., they must receive specific voting instructions from a stockholder in order to vote that stockholder’s shares on non-routine or contested matters). Shares not voted by a broker or other nominee because they did not receive specific voting instructions from the stockholder on one or more proposals are referred to as “broker non-votes.”

We expect that when the NYSE determines whether each of the three proposals to be voted on at our Annual Meeting is a routine or non-routine matter, only “Proposal 2—Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2023” will be determined to be routine. It is important that you instruct your broker or other nominee on how to vote your shares of our common stock held in “street name” by following the instructions provided to you by your broker or other nominee.

10	GXO Logistics, Inc.

What if I want to change my vote?

Whether or not you attend the Annual Meeting, you may revoke a proxy at any time before your proxy is voted at the Annual Meeting. You may do so by properly delivering a later-dated proxy either via internet, by telephone, by mail or by attending the Annual Meeting virtually and voting. Please note, however, that your attendance at the Annual Meeting will not automatically revoke any prior proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. You also may revoke your proxy by delivering a notice of revocation to our company (Attention: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831) prior to the vote at the Annual Meeting. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you should follow the instructions of your broker or other nominee regarding revocation of proxies.

How will the persons named as proxies vote?

If you are a registered stockholder (i.e., you hold your shares of our common stock in your own name through our transfer agent, Computershare, and not through a broker, bank or other nominee that holds shares for your account in “street name”) and you complete and submit a proxy, the persons named as proxies will follow your instructions. If you submit a proxy but do not provide voting instructions, or if your instructions are unclear, the persons named as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, by using their own discretion.

Where can I find the results of the voting?

We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) within four (4) business days after the Annual Meeting. The Current Report on Form 8-K will also be available on the internet at our website, https://investors.gxo.com/.

Who will pay for soliciting proxies?

The company will pay for soliciting proxies. We have engaged Innisfree M&A Incorporated to assist us in soliciting proxies in connection with the Annual Meeting and have agreed to pay them $15,000 plus their expenses for providing such services. Our directors, officers and other employees, without additional compensation, may solicit proxies personally, in writing, by telephone, by email or otherwise. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees and other nominees for forwarding our proxy materials to each beneficial owner of shares of our common stock held through them as of the Record Date.

What is “householding” and how does it affect me?

In cases where multiple company stockholders share the same address and the shares are held through a bank, broker or other holder of record (“street-name stockholders”), only one copy of our proxy materials will be delivered to that address unless a stockholder at that address requests otherwise. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholders residing at the same address who wish to receive a separate copy of our proxy materials may request a copy by contacting their bank, broker or other holder of record or by sending a written request to: Investor Relations, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831 or by contacting Investor Relations by email at InvestorRelations@GXO.com. The voting instruction form sent to a street-name stockholder should provide information on how to request a separate copy of future materials for each company stockholder at that address, if that is your preference. Similarly, if you currently receive separate copies of our proxy materials but wish to participate in householding, please contact us through the method described above.

Can I obtain an electronic copy of the company’s proxy materials?

Yes, this Proxy Statement and our 2022 Annual Report are available on the internet at https://investors.gxo.com/.

11	GXO Logistics, Inc.

BOARD OF DIRECTORS AND

CORPORATE GOVERNANCE

AN OVERVIEW OF OUR MISSION AND HOW OUR BOARD COMPOSITION IS ALIGNED WITH OUR STRATEGY

We are the largest pure-play contract logistics provider in the world and a foremost innovator in an industry propelled by strong secular tailwinds. Our mission is to provide our customers with high-value-add warehousing and distribution, order fulfillment, ecommerce, reverse logistics and other supply chain services differentiated by our ability to deliver technology-enabled, customized solutions at scale. As of December 31, 2022, we operated in more than 970 facilities worldwide, totaling approximately 200 million square feet of space that we operate primarily on behalf of large corporations that have outsourced their warehousing, distribution and other related activities to us.

Our revenue is diversified among hundreds of customers, including many multinational corporations, across numerous verticals. Our customers rely on us to move their goods with high efficiency through their supply chains—from the moment inbound goods arrive at our logistics sites, through fulfillment and distribution and the management of returned products. Our customer base includes many blue-chip leaders in sectors that demonstrate high growth and/or durable demand, with significant growth potential through customer outsourcing of logistics services.

Our strategy is to help our customers manage their supply chains for optimal efficiency, using our network of people, technology and other physical assets. We deliver value to customers in the form of technological innovations, process efficiencies, cost efficiencies and reliable outcomes. Our services are both highly responsive to customer goals, such as increasing visibility in the supply chain, decreasing fulfillment times and mitigating environmental impacts and being proactive in identifying potential improvements.

To aid in executing our strategy, we have instilled a culture that focuses on delivering mutually beneficial results for our customers and our company with the highest legal and ethical standards and clear policies and practices to support compliance throughout our organization. We care deeply about keeping our employees and customers happy and we view safety, sustainability, strong governance and a purpose-driven culture as essential components of value creation.

Our Board comprises a highly skilled group of leaders who share our values and reflect our culture. Many of our directors have served as executive officers or board members of major companies and have an extensive understanding of the principles of corporate governance. As described on page 4, our Board as a whole has extensive expertise in the following skill sets, all of which are relevant to our company, business, industry and strategy:

■	Business operations;
■	Corporate governance;
■	Customer service;
■	Environmental sustainability and corporate responsibility;
■	Effective capital allocation;
■	Critical analysis of corporate financial statements and capital structures;
■	Human resource management;
■	Multinational corporate management;
■	Sales and marketing;
■	Mergers and acquisitions, integration and optimization;
■	The logistics industry;
■	Risk management;
■	Talent management and engagement; and
■	Technology and information systems.

12	GXO Logistics, Inc.

DIRECTORS

Our Board of Directors currently consists of eight (8) members as set forth in the table below. Our amended and restated certificate of incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. We have two directors in Class I, three directors in Class II and three directors in Class III. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. By 2025, all of our directors will stand for election each year for one-year terms, and our board will therefore no longer be divided into three classes. The terms of directors in Classes I, II and III end at the annual meetings in 2025, 2023 and 2024, as indicated below.

Name	Age	Position	Class
Brad Jacobs	66	Non-Executive Chairman of the Board	Class III—Expiring 2024
Marlene Colucci	60	Vice Chair	Class III—Expiring 2024
Oren Shaffer	80	Lead Independent Director	Class III—Expiring 2024
Gena Ashe	61	Director	Class I—Expiring 2025
Clare Chatfield	65	Director	Class II—Expiring 2023
Joli Gross	53	Director	Class II—Expiring 2023
Jason Papastavrou	60	Director	Class II—Expiring 2023
Malcolm Wilson	64	Director and Chief Executive Officer	Class I—Expiring 2025

Set forth below is information regarding each of our directors and director nominees, including the experience, qualifications, attributes or skills that led our Board to conclude that each such nominee should serve as a director.

Brad Jacobs	Non-Executive Chairman and Director since 2021
Age: 66

Mr. Jacobs has served as non-executive chairman of our Board of Directors since August 2, 2021. Mr. Jacobs has been the executive chairman of the board of directors at XPO, Inc. (“XPO”) since November 1, 2022 and was previously chairman and chief executive officer from September 2011 to November 2022. Prior to XPO, Mr. Jacobs led two public companies: United Rentals, Inc. (NYSE: URI), which he founded in 1997, and United Waste Systems, Inc., which he founded in 1989. Mr. Jacobs served as chairman and chief executive officer of United Rentals for that company’s first six years and as its executive chairman for an additional four years. He served eight years as chairman and chief executive officer of United Waste Systems. Mr. Jacobs has served as the non-executive chairman of the board of directors of RXO, Inc. (NYSE:RXO) since November 1, 2022.

Board Committees: None. Other Public Company Boards: XPO, Inc. and RXO, Inc.

Mr. Jacobs brings to the Board:

▪

In-depth knowledge of GXO’s business resulting from his years of service with XPO as its chief executive officer;

▪

Leadership experience as XPO’s executive chairman and former chief executive officer and a successful track record of leading companies that execute strategies similar to ours; and

▪

Extensive past experience as the chairman of the board of directors of several public companies.

13	GXO Logistics, Inc.

Marlene Colucci	Vice Chair since 2021 Independent Director since 2021
Age: 60

Ms. Colucci has served as vice chair of our Board of Directors since August 2, 2021. Ms. Colucci also served as a director of XPO from February 7, 2019 to August 2, 2021, when she resigned to join GXO’s Board. She has served as the chief executive officer of The Business Council in Washington, D.C. since July 2013. Ms. Colucci also serves on the Board of Directors for the National Endowment for Democracy. Previously, from September 2005 to June 2013, she was executive vice president of public policy for the American Hotel & Lodging Association. From September 2003 to June 2005, she served in the White House as special assistant to President George W. Bush in the Office of Domestic Policy. In this role, she developed labor, transportation and postal reform policies and advised the president and his staff on related matters. Earlier, Ms. Colucci served as deputy assistant secretary with the U.S. Department of Labor’s Office of Congressional and Intergovernmental Affairs. Her law career includes more than 12 years with the firm of Akin Gump Strauss Hauer & Feld LLP, where she served as senior counsel. She holds a juris doctorate degree from the Georgetown University Law Center.

Board Committees: ▪ Member of Compensation Committee ▪ Member of Nominating, Corporate Governance and Sustainability Committee
Other Public Company Boards: None.

Ms. Colucci brings to the Board:

▪

Significant experience with public policy development, including labor and transportation policy, from over two decades of relevant government and private sector experience; and

▪

Meaningful perspectives on matters of corporate governance and business operations from her tenure leading the premier association of chief executive officers of the world’s most important business enterprises.

Oren Shaffer	Lead Independent Director since 2021
Age: 80

Mr. Shaffer has served as lead independent director of the company since August 2, 2021. Mr. Shaffer also served as a director of XPO from September 2, 2011 to August 2, 2021, when he resigned to join GXO’s Board. From 2002 to 2007, Mr. Shaffer was vice chairman and chief financial officer of Qwest Communications International, Inc. (now CenturyLink, Inc.). Previously, Mr. Shaffer was president and chief operating officer of Sorrento Networks, Inc., executive vice president and chief financial officer of Ameritech Corporation and held senior executive positions with The Goodyear Tire & Rubber Company, where he also served on the board of directors. Additionally, Mr. Shaffer served as a director on the board of Terex Corporation from 2007 until May 2019. He holds a master’s degree in management from the Sloan School of Management, Massachusetts Institute of Technology, and a degree in finance and business administration from the University of California, Berkeley.

Board Committees: ▪ Chair of Audit Committee
Other Public Company Boards: None.

Mr. Shaffer brings to the Board:

▪

Senior financial, operational and strategic experience with various large companies;

▪

Corporate governance expertise from serving as director of various public companies; and

▪

Financial expertise related to his qualifications as an “audit committee financial expert” under SEC regulations.

14	GXO Logistics, Inc.

Gena Ashe	Independent Director since 2021
Age: 61

Ms. Ashe has served as a director of the company since August 2, 2021. Ms. Ashe also served as a director of XPO from March 21, 2016, to August 2, 2021, when she resigned to join GXO’s Board. She has served as the chief legal officer and corporate secretary of Anterix Inc. since July 2019 and as the president and chief executive officer of GLA Legal Advisory Group, LLC since February 2018. She was senior vice president, chief legal officer and corporate secretary of Adtalem Global Education Inc. (NYSE: ATGE) from May 2017 to February 2018 and executive vice president, chief legal officer and corporate secretary of KKR portfolio company and BrightView Landscapes, LLC from December 2012 to June 2016. Ms. Ashe served as vice-chairman of the Supervisory Board of XPO Logistics Europe S.A. from February 2017 to June 2021. In addition, she has served as a director of the Cold Bore Capital Management portfolio company, American Landscape Partners, LLC since February 2021, a director of the Executive Leadership Council since January 2021 and a board trustee of Spelman College since 2014. Ms. Ashe holds a juris doctorate degree from Georgetown University Law Center, where she serves on the Georgetown Law Advisory Board, a master’s degree in electrical engineering from Georgia Institute of Technology and a bachelor’s degree in mathematics, with a physics minor, from Spelman College. She has completed the executive development program at the Wharton School of the University of Pennsylvania and holds a certificate in international management from Oxford University in England.

Board Committees: ▪ Member of Audit Committee
Other Public Company Boards: None.

Ms. Ashe brings to the Board:

▪

More than two decades of valuable legal experience with public and private companies, enabling her to provide guidance to the Board and management on legal matters, compliance and risk assessment and corporate governance best practices; and

▪

An in-depth understanding of the dynamics of three of our most important customer verticals: ecommerce, technology and food and beverage.

Clare Chatfield	Independent Director since 2021
Age: 65

Ms. Chatfield has served as a director of the company since July 22, 2021. Ms. Chatfield is a senior partner at L.E.K. Consulting and head of L.E.K.’s Energy & Environment Practice. Ms. Chatfield has worked at L.E.K. since 1990 and has led its Energy and Environment Practice since 2000. From 2016 until June 2021, Ms. Chatfield served as a director of XPO Logistics Europe S.A. and as the President of its Audit committee. Ms. Chatfield was a director of Daher Group and a member of Daher Group’s Audit committee from 2016-2022 and was also a director of Groupe Antalys and member of the Remuneration and Management Committee. Since 2016, Ms. Chatfield is a director of the Savencia Group and the President of its Management and Remuneration Committee. Since December 2022, Ms. Chatfield is Chairperson of Chantiers de l’Atlantique, President of its Strategy Committee and a member of the Remuneration and ESG Committee. Ms. Chatfield holds an MBA from INSEAD and an undergraduate degree from the University of Cambridge in England.

Board Committees: ▪ Member of Audit Committee
Other Public Company Boards: None.

Ms. Chatfield brings to the Board:

▪

Significant financial and accounting expertise, including prior service on public company audit committees;

▪

Broad multinational corporate experience across the principal European markets where the company operates; and

▪

An in-depth understanding of environmental best practices and ESG matters.

15	GXO Logistics, Inc.

Joli Gross	Independent Director since 2021
Age: 53

Ms. Gross has served as a director of the company since August 2, 2021. Ms. Gross also serves as senior vice president, general counsel and corporate secretary of United Rentals, Inc. (NYSE:URI), a role she has held since May 2017. In her current role, Ms. Gross leads the United Rentals governance and environmental functions and is the executive sponsor of Planet United, its employee resource group focused on sustainability. From 2002 through 2017, Ms. Gross held various other positions in United Rentals’ legal department. Prior to joining United Rentals, she was an associate with the law firm of Day, Berry & Howard LLP, specializing in commercial real estate and contracts, and with Edwards & Angell LLP, specializing in civil litigation and arbitration. She holds a juris doctorate from New England School of Law, a bachelor’s degree from Boston University and a certificate in business excellence from the Columbia University Business School. Ms. Gross currently serves on the board of Family Centers.

Board Committees: ▪ Chair of Nominating, Corporate Governance and Sustainability Committee ▪ Member of Compensation Committee
Other Public Company Boards: None.

Ms. Gross brings to the Board:

▪

Extensive knowledge of commercial legal best practices from her prior private practice and corporate experiences;

▪

In-depth knowledge of sustainability as she oversees environmental matters at United Rentals, Inc. and is the executive sponsor of Planet United, United Rentals, Inc.’s employee resource group focused on sustainability; and

▪

Expertise related to corporate governance, risk management and cybersecurity preparedness from her role as general counsel at a public company.

Jason Papastavrou, Ph.D.	Independent Director since 2021
Age: 60

Dr. Papastavrou has served as a director of the company since August 2, 2021. Dr. Papastavrou also served as a director of XPO from September 2, 2011 to August 2, 2021, when he resigned to join GXO’s Board, and as lead independent director of Chicago Atlantic Real Estate Finance, Inc (NASDAQ:REFI) since December 2021. He founded ARIS Capital Management, LLC in 2004 and serves as its chief investment officer. Previously, Dr. Papastavrou was the founder and managing director of the Fund of Hedge Funds Strategies Group of Banc of America Capital Management (BACAP), president of BACAP Alternative Advisors and a senior portfolio manager with Deutsche Asset Management. He was a tenured professor at Purdue University School of Industrial Engineering and holds a doctorate in electrical engineering and computer science from the Massachusetts Institute of Technology. Dr. Papastavrou served on the board of directors of United Rentals, Inc. (NYSE: URI) from April 2005 to May 2020.

Board Committees: ▪ Chair of Compensation Committee ▪ Member of Nominating, Corporate Governance and Sustainability Committee
Other Public Company Boards: Chicago Atlantic Real Estate Finance, Inc.

Dr. Papastavrou brings to the Board:

▪

Significant financial and accounting expertise, including prior service on public company audit committees; and

▪

Extensive experience with finance and risk-related matters from holding senior positions at investment management firms.

16	GXO Logistics, Inc.

Malcolm Wilson	Director since 2021
Age: 64

Mr. Wilson has served as a director and Chief Executive Officer of the company since August 2, 2021. Prior to the formation of GXO, Mr. Wilson served as chief executive officer of XPO Logistics Europe. Mr. Wilson has three decades of executive experience managing multinational supply chain operations in North America, Europe and Asia. He joined XPO in 2015 through the company’s acquisition of industry leader Norbert Dentressangle, where he led the logistics division and served on the executive board. Mr. Wilson grew the logistics division to global scale as Norbert Dentressangle’s largest revenue-producing unit.

Board Committees: None.
Other Public Company Boards: None.

Mr. Wilson brings to the Board:

▪

Substantial industry expertise resulting from his service at XPO and Norbert Dentressangle; and

▪

Extensive leadership experience as XPO Logistics Europe’s chief executive officer and having served on the executive board of other industry leaders.

17	GXO Logistics, Inc.

SUMMARY OF QUALIFICATIONS AND EXPERIENCE OF DIRECTORS AND DIRECTOR NOMINEES

	Brad Jacobs	Marlene Colucci	Oren Shaffer	Gena Ashe	Clare Chatfield	Joli Gross	Dr. Jason Papastavrou	Malcolm Wilson
BUSINESS OPERATIONS experience provides a practical understanding of developing, implementing and assessing our operating plan and business strategy.
CORPORATE GOVERNANCE experience bolsters Board and management accountability, transparency and a focus on stockholder interests.
CUSTOMER SERVICE experience brings an important perspective to our Board given the importance of customer retention to our business model.
ENVIRONMENTAL SUSTAINABILITY AND CORPORATE RESPONSIBILITY experience allows our Board’s oversight to guide our long-term value creation for stockholders in a way that is sustainable.
EFFECTIVE CAPITAL ALLOCATION experience is crucial to our Board’s evaluation of our financial statements and capital structure.
CRITICAL ANALYSIS OF CORPORATE FINANCIAL STATEMENTS AND CAPITAL STRUCTURES experience assists our directors in overseeing our financial reporting and internal controls.
HUMAN RESOURCE MANAGEMENT experience allows our Board to further our goals of making GXO an inclusive workplace and aligning human resources objectives with our strategic and operational priorities.
MULTINATIONAL CORPORATE MANAGEMENT experience informs the Board’s strategic thinking, given the global nature of our business.
SALES AND MARKETING experience helps our Board assist with our business strategy and with developing new services and operations.
MERGERS AND ACQUISITIONS, INTEGRATION AND OPTIMIZATION experience helps our company identify the optimal strategic opportunities for profitable growth and realize synergies.
LOGISTICS INDUSTRY experience is important in understanding our competitive environment and market positioning.
RISK MANAGEMENT experience is critical to our Board’s role in overseeing the risks facing our company, including mitigation measures.
TALENT MANAGEMENT AND ENGAGEMENT experience helps our company attract, motivate and retain top candidates for leadership roles and innovation teams.
TECHNOLOGY AND INFORMATION SYSTEMS experience provides valuable insights as we continually seek to enhance customer outcomes and internal operations.

18	GXO Logistics, Inc.

ROLE OF THE BOARD AND BOARD LEADERSHIP STRUCTURE

Our business and affairs are managed under the direction of our Board of Directors, which is our company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s primary responsibility is to seek to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, which is charged with the conduct of our business, monitors the performance of our company and management and provides advice and counsel to management. In fulfilling the Board’s responsibilities, our directors have full access to our management, internal and external auditors and outside advisors.

Furthermore, our Board of Directors is committed to independent Board oversight. Our current Board leadership structure includes a non-executive chairman as well as a vice chair and a lead independent director. The position of non-executive chairman of the Board is currently held by Mr. Jacobs.

To further strengthen its independent decision-making, our Board has approved a set of Corporate Governance Guidelines (the “Guidelines”), which provide for an independent vice chair position as part of its ongoing commitment to strong corporate governance. The position of vice chair is defined as an independent director with authorities and duties that include: (i) presiding at meetings of the Board where the chairman and lead independent director are not present; (ii) assisting the chairman, when appropriate, in carrying out his duties; and (iii) such other duties, responsibilities and assistance as the Board or the chairman may determine. The vice chair is also available to meet with significant stockholders as required. Ms. Colucci was appointed to serve as vice chair on August 2, 2021.

In addition, the Board has provided that the independent directors may appoint a lead independent director who presides over executive sessions of the independent directors and who shall serve a term of at least one year. The position of lead independent director has been structured to serve as an effective balance to the chairman and to include, among other duties: (i) presiding at all meetings of the Board of Directors at which the chairman is not present; (ii) presiding at all executive sessions of the independent directors, which must take place at least once a year without members of management present; and (iii) calling additional meetings of the independent directors as necessary. The lead independent director also serves as a liaison between the chairman and the independent directors. On August 2, 2021, the independent directors appointed Mr. Shaffer to serve as lead independent director.

Further information regarding the positions of lead independent director and vice chair is set forth in the Guidelines. The Guidelines are available on the company’s corporate website at www.gxo.com under the Investors tab.

Our Board of Directors held eleven meetings during 2022 and, in addition, acted one time via unanimous written consent. Each person currently serving as a director attended over 90% of the Board meetings as well as over 85% of the meetings of any committee(s) on which he or she served.

Our directors are expected to attend our annual meetings. Any director who is unable to attend is expected to notify the chairman of the Board in advance of the meeting date. All directors attended the Annual Meeting of Stockholders in 2022.

BOARD RISK OVERSIGHT

Our Board of Directors provides overall risk oversight, with a focus on the most significant risks facing our company. In addition, the Board is responsible for ensuring that appropriate crisis management and business continuity plans are in place. The management of risks to our business and the execution of contingency plans are primarily the responsibilities of our senior management team.

Our Board and senior management team regularly discuss the company’s business strategy, operations, policies, controls, prospects and current and potential risks. These discussions include approaches for assessing, monitoring, mitigating and controlling risk exposure. The Board has delegated responsibility for the oversight of specific risks to standing committees as follows:

■

Audit Committee. The Audit Committee oversees the process by which our exposure to risk is assessed and managed by management. In that role, the Audit Committee discusses major financial risk exposures with our management and discusses the steps that management has taken to monitor and control these exposures. Additionally, the Audit Committee is responsible for reviewing risks arising from related party transactions involving our company and for overseeing our companywide Code of Business Ethics and overall compliance with legal and regulatory requirements.

■

Compensation Committee. The Compensation Committee monitors the risks associated with our compensation philosophy and programs. The Compensation Committee ensures that the company’s compensation structure strikes an appropriate balance in motivating our senior executives to deliver long-term results for the company’s stockholders while holding our senior leadership team accountable.

19	GXO Logistics, Inc.

■

Nominating, Corporate Governance and Sustainability Committee. The Nominating, Corporate Governance and Sustainability Committee oversees risks related to our governance structure and processes as well as risks associated with the company’s corporate sustainability practices and reporting.

In addition, the Board periodically holds special sessions to evaluate topical trends identified as significant risks or items of strategic interest, such as human resources management, information technology and cyber security. The Board is committed to ensuring that our company has the resources and infrastructure necessary to appropriately address all significant risks.

COMMITTEES OF THE BOARD AND COMMITTEE MEMBERSHIP

Our Board of Directors has established three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee and the Nominating, Corporate Governance and Sustainability Committee. Each of these committees has a written charter that complies with applicable SEC rules and with the NYSE Listed Company Manual. These charters are available at www.gxo.com. You may obtain a printed copy of any of these charters, without charge, by sending a request to: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.

The Audit Committee, the Compensation Committee and the Nominating, Corporate Governance and Sustainability Committee are composed entirely of independent directors within all applicable standards, as discussed below. Our Board’s general policy is to review and approve committee assignments annually. After consulting with our Board chairman and considering member qualifications, the Nominating, Corporate Governance and Sustainability Committee is responsible for recommending to our Board all committee assignments, including the roles of committee chair. Each committee is authorized to retain, in its sole authority, its own outside counsel and other advisors at the company’s expense as it desires. Also, each committee may form and delegate authority to subcommittees when appropriate. Our Board may eliminate or create additional committees as it deems appropriate. All directors are invited to attend committee meetings even if they are not a member of the committee.

The following table sets forth the membership of each of our Board committees as of the Record Date. Mr. Jacobs and Mr. Wilson do not serve on any Board committees.

Name	Audit Committee	Compensation Committee	Nominating, Corporate Governance and Sustainability Committee
Gena Ashe	✓
Clare Chatfield	✓
Marlene Colucci		✓	✓
Joli Gross		✓	C
Jason Papastavrou		C	✓
Oren Shaffer*	C

C = Committee chair	✓= Committee member	* =Audit Committee Financial Expert

A brief summary of the committees’ responsibilities follows:

Audit Committee. Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to assist our Board in fulfilling its responsibilities in a number of areas, including, without limitation, oversight of: (i) our accounting and financial reporting processes, including our systems of internal controls and disclosure controls, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent registered public accounting firm, (v) the performance of our independent registered public accounting firm and internal audit function, and (vi) related party transactions. Each member of the Audit Committee satisfies all applicable independence standards, has not participated in the preparation of our financial statements at any time during the past three years and is able to read and understand fundamental financial statements. During 2022, the Audit Committee was comprised of the following three directors: Mr. Shaffer (chair), Ms. Ashe and Ms. Chatfield. During 2022, the Audit Committee met nine times. Our Board has determined that Mr. Shaffer qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Exchange Act.

Compensation Committee. The primary responsibilities of the Compensation Committee are, among other things: (i) to oversee the administration of our compensation programs, (ii) to review and approve the compensation of our executive management, (iii) to review company contributions to qualified and non-qualified plans, (iv) to prepare any report on executive compensation required by SEC rules and regulations, and (v) to retain independent compensation consultants and oversee the work of such consultants. During 2022, the Compensation Committee was comprised of the following three

20	GXO Logistics, Inc.

directors: Dr. Papastavrou (chair), Ms. Colucci and Ms. Gross. During 2022, the Compensation Committee met six times and, in addition, acted four times via unanimous written consent.

Nominating, Corporate Governance and Sustainability Committee. The primary responsibilities of the Nominating, Corporate Governance and Sustainability Committee are, among other things: (i) to identify individuals qualified to become Board members and recommend that our Board select such individuals to be presented for stockholder consideration at the annual meeting or to be appointed by the Board to fill a vacancy, (ii) to make recommendations to the Board concerning committee appointments, (iii) to develop, recommend to the Board and annually review the Guidelines and oversee corporate governance matters, (iv) to support the Board in its oversight of our company’s purpose-driven sustainability strategies, performance and external disclosures, including ESG matters and related stakeholder engagement, and (v) to oversee an annual evaluation of our Board and its committees. During 2022, the Nominating, Corporate Governance and Sustainability Committee was comprised of the following three directors: Ms. Gross (chair), Ms. Colucci and Dr. Papastavrou. The Nominating, Corporate Governance and Sustainability Committee met three times during 2022.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of each person who served as a non-employee director of our company during 2022.

2022 Director Compensation Table

	Fees Earned	Stock
Name	in Cash(1)	Awards(2)	Total
Brad Jacobs(3)	$80,000	$190,016	$270,016
Marlene Colucci(4)	$105,000	$190,016	$295,016
Oren Shaffer(5)	$130,000	$190,016	$320,016
Gena Ashe(6)	$80,000	$190,016	$270,016
Clare Chatfield(7)	$80,000	$190,016	$270,016
Joli Gross(8)	$100,000	$190,016	$290,016
Jason Papastavrou(9)	$100,000	$190,016	$290,016
(1)	The amounts reflected in this column represent the fees earned by the directors for their service during 2022. Because the fees are paid in arrears and fourth quarter payments are received during the following calendar year, fees earned more accurately represent the compensation received by our directors.
(2)	The amounts reflected in this column represent the grant date fair value of the awards made in 2022, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 “Compensation—Stock Compensation” (“ASC 718”). For further discussion of the assumptions used in the calculation of the grant date fair value, please see “Notes to Consolidated Financial Statements—Note 14. Stock-Based Compensation” of our company’s Annual Report on Form 10-K for the year ended December 31, 2022. Each director serving on January 3, 2023, received an award of 4,453 RSUs on such date for service as a director in 2023. These awards vest on January 3, 2024, and are not reflected in the table above.
(3)	As of December 31, 2022, Mr. Jacobs held 2,120 RSUs. As of the Record Date, Mr. Jacobs beneficially owned a total of 1,691,310 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.” As of the date of this Proxy Statement, Mr. Jacobs beneficially owns a total of 1,691,310 shares of common stock.
(4)	As of December 31, 2022, Ms. Colucci held 10,907 RSUs. As of the Record Date, Ms. Colucci beneficially owned a total of 13,544 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(5)	As of December 31, 2022, Mr. Shaffer held 65,987 RSUs. As of the Record Date, Mr. Shaffer beneficially owned a total of 97,123 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(6)	As of December 31, 2022, Ms. Ashe held 33,781 RSUs. As of the Record Date, Ms. Ashe beneficially owned a total of 31,661 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(7)	As of December 31, 2022, Ms. Chatfield held 2,120 RSUs. As of the Record Date, Ms. Chatfield beneficially owned a total of 3,193 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(8)	As of December 31, 2022, Ms. Gross held 2,120 RSUs. As of the Record Date, Ms. Gross beneficially owned a total of 3,732 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(9)	As of December 31, 2022, Dr. Papastavrou held 53,345 RSUs. As of the Record Date, Dr. Papastavrou beneficially owned a total of 233,553 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”

21	GXO Logistics, Inc.

The compensation of our directors is subject to approval by our Board and is based, in part, on the recommendation of the Compensation Committee. Directors who are employees of our company do not receive additional compensation for service as members of either our Board of Directors or its committees. For service during calendar year 2022, our non-employee directors received an annual cash retainer of $80,000, payable quarterly in arrears, and time-based RSUs (“Time-Based RSUs”) worth $190,016. The annual grant of such Time-Based RSUs was made on the first business day of 2022 (the “RSU Grant Date”) and the number of units was determined by dividing $190,000 by the average of the closing prices of the company’s common stock on the 10 trading days immediately preceding the RSU Grant Date. The vice chair of the Board received an additional $25,000 annual cash retainer, payable quarterly in arrears. The lead independent director also received an additional $25,000 annual cash retainer, payable quarterly in arrears. The chairs of our Audit Committee, our Compensation Committee and our Nominating, Corporate Governance and Sustainability Committee each received an additional cash retainer of $25,000, $20,000 and $20,000, respectively, payable quarterly in arrears.

No other fees are paid to our directors for their attendance at or participation in meetings of our Board or its committees. We reimburse our directors for expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses. In 2022, our Board adopted a stock ownership policy establishing guidelines and stock retention requirements that apply to our non-employee directors and executive officers. Non-employee directors are subject to a stock ownership guideline of six (6) times the annual cash retainer. To determine compliance with these guidelines, generally, common shares held directly or indirectly and unvested restricted stock units subject solely to time-based vesting count toward meeting the stock ownership guidelines. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions are not counted toward meeting stock ownership guidelines until they have settled or have been exercised, as applicable. Until the guidelines are met, 70% of shares received upon settlement of equity-based awards are required to be retained by the director. Under the policy, a newly appointed director is required to reach the required ownership level no later than five years from the date of his or her appointment. As of the Record Date, all of our non-employee directors were in compliance with our stock ownership policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2022, the Compensation Committee was comprised of the following three directors: Dr. Papastavrou (chair), Ms. Colucci, and Ms. Gross. None of the members of our Compensation Committee has been an officer or employee of our company. During 2022, there were no material transactions between the company and the members of the Compensation Committee, other than described in the “Certain Relationships and Related Party Transactions” section on page 26, and none of our executive officers served on any compensation committee or board of directors of any entity that has one or more executive officers serving on our Compensation Committee or on our Board of Directors.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS ETHICS

Our Board of Directors is committed to sound corporate governance principles and practices. Our Board adopted Corporate Governance Guidelines on August 2, 2021.

The Guidelines serve as a framework within which our Board conducts its operations. Among other things, the Guidelines include criteria for determining the qualifications and independence of the members of our Board, requirements for the standing committees of our Board, responsibilities for members of our Board and requirements to conduct an annual evaluation of the effectiveness of our Board and its committees. The Nominating, Corporate Governance and Sustainability Committee is responsible for reviewing the Guidelines annually, or more frequently as appropriate, and recommending appropriate changes to our Board in light of applicable laws and regulations, the governance standards identified by leading governance authorities and our company’s evolving needs.

We have a Code of Business Ethics (the “Code”) that applies to our directors and executive officers. This Code is designed to deter wrongdoing, promote the honest and ethical conduct of all employees and promote compliance with applicable governmental laws, rules and regulations, as well as provide clear channels for reporting concerns. The Code constitutes a “code of ethics” as defined in Item 406(b) of Regulation S-K. We intend to satisfy the disclosure requirements under applicable SEC rules relating to amendments to the Code or waivers of any provision of the Code as applicable to our principal executive officer, our principal financial officer and our principal accounting officer by posting such disclosures on our website pursuant to SEC rules.

The Guidelines and our Code are available on our website at www.gxo.com. In addition, you may obtain a printed copy of these documents, without charge, by sending a request to: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.

DIRECTOR INDEPENDENCE

Under the Guidelines, our Board of Directors is responsible for making independence determinations annually with the assistance of the Nominating, Corporate Governance and Sustainability Committee. Such independence determinations are made by reference to the independence standard under the Guidelines and the definition of “independent director” under Section 303A.02 of the NYSE Listed Company Manual. Our Board has affirmatively determined that each person who served as a director during any part of 2022, except for Mr. Jacobs and Mr. Wilson, our chairman of the Board and our chief

22	GXO Logistics, Inc.

executive officer, respectively, satisfies the independence standards under the Guidelines and the NYSE Listed Company Manual.

In addition to the independence standards provided in the Guidelines, our Board has determined that each director who serves on our Audit Committee satisfies standards for independence of Audit Committee members established by the SEC: that is, the director may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from our company other than his or her director compensation or (ii) be an affiliated person of our company or any of its subsidiaries. Our Board has also determined that each member of the Compensation Committee satisfies the NYSE standards for independence of Compensation Committee members, which became effective on July 1, 2013. Additionally, our Board has determined that each member of the Nominating, Corporate Governance and Sustainability Committee satisfies the NYSE standards for independence. In making the independence determinations for each director, our Board and the Nominating, Corporate Governance and Sustainability Committee analyzed certain relationships of the directors that were not required to be disclosed pursuant to Item 404(a) of Regulation S-K. For Ms. Gross, those relationships included ordinary course commercial transactions between our company and the entity for which Ms. Gross serves as an executive.

DIRECTOR SELECTION PROCESS

The Nominating, Corporate Governance and Sustainability Committee is responsible for recommending to our Board of Directors all nominees for election to the Board, including nominees for re-election to the Board, in each case, after consultation with the chairman of the Board and in accordance with our company’s contractual obligations. Subject to the foregoing, in considering new nominees for election to our Board, the Nominating, Corporate Governance and Sustainability Committee considers, among other things, broad experience; financial expertise; wisdom; integrity; an ability to make independent analytical inquiries; an understanding of our company’s business environment; relevant knowledge and experience in such areas as technology, marketing and other disciplines relevant to our company’s businesses; the nominee’s ownership interest in our company; and a willingness and ability to devote adequate time to Board duties, all in the context of the needs of the Board at that point in time and with the objective of ensuring diversity in the background, experience and viewpoints of Board members. When searching for new directors, our Board endeavors to identify highly qualified women and individuals from underrepresented minorities to include in the candidate pool. Our Board aims to create a team of diverse and highly skilled directors who provide our global company with thoughtful board oversight. The Nominating, Corporate Governance and Sustainability Committee assesses the effectiveness of its diversity efforts through periodic evaluations of the Board’s composition.

The Nominating, Corporate Governance and Sustainability Committee may identify potential nominees for election to our Board from a variety of sources, including recommendations from current directors or management and recommendations from our stockholders or any other source the committee deems appropriate, including a third-party consulting firm engaged to assist in identifying independent director candidates.

Our Board will consider nominees submitted by our stockholders, subject to the same criteria that are brought to bear when it considers nominees referred by other sources. Our stockholders can nominate candidates for election as directors by following the procedures set forth in our bylaws, which are summarized below. We did not receive any director nominees from our stockholders for the 2023 Annual Meeting.

Our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the secretary of our company not less than 90 days, and not more than 120 days, prior to the first anniversary of the preceding year’s annual meeting. As more specifically provided in our bylaws, any nomination must include: (i) the nominator’s name and address and the number of shares of each class of our capital stock that the nominator owns, (ii) the name and address of any person with whom the nominator is acting in concert and the number of shares of each class of our capital stock that any such person owns, (iii) the information with respect to each proposed director nominee that would be required to be provided in a proxy statement prepared in accordance with applicable SEC rules and (iv) the consent of the proposed candidate to serve as a member of our Board.

Any stockholder who wishes to nominate a director candidate must follow the specific requirements set forth in our bylaws, a copy of which may be obtained by sending a request to: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.

BOARD OVERSIGHT OF HUMAN RESOURCE MANAGEMENT

Our success relies in large part on our robust governance structure and Code of Business Ethics, our corporate citizenship and engaged employees who embrace our values. As a customer-centric company with a strong service culture, we constantly work to maintain and improve our position as an employer of choice. This requires an unwavering commitment to workplace inclusion and safety as well as competitive total compensation that meets the needs of our employees and their families.

Our management team and Board work together in a transparent manner, allowing for open communication, including with respect to human resources-related matters. Our directors have access to information about our human resources

23	GXO Logistics, Inc.

operations and plans, our chief human resources officer is invited to speak regularly at meetings of our Board, our Compensation Committee reviews broad-based employee compensation and benefits information and warehouse employees are invited to meet directly with the Board. Our directors also have opportunities to attend and participate in quarterly operating review meetings with business unit management and conduct visits to operational sites.

Under the leadership of our Board in 2022, we made significant investments in the safety, well-being and satisfaction of our employees in numerous areas, including: diversity, inclusion and belonging; health and safety; talent development and engagement; and total rewards.

Diversity, Inclusion and Belonging

We take pride in having an inclusive workplace that encourages a diversity of backgrounds and perspectives and mandates fair treatment for all individuals. These attributes of our culture make us a stronger organization and a better partner to all GXO stakeholders. We welcome employees of every gender identity, sexual orientation, race, ethnicity, national origin, religion, life experience, veteran status and disability.

Health and Safety

Our employees’ safety is always our foremost priority, and we have numerous protocols in place to ensure a safe workplace environment. We aim to maintain an Occupational Safety and Health Administration recordable incident rate that is less than half the published rate for the General Warehousing and Storage sector, based on the “Industry Injury and Illness Data” of the U.S. Bureau of Labor Statistics.

Talent Development and Engagement

Our employees are critically important to our ability to provide best-in-class service. We ask our employees for feedback through engagement surveys, roundtables and town halls and we use periodic engagement surveys to gauge our progress and assess satisfaction. In this way, our employees help drive the continuous improvement of our business. We seek to identify top talent in all aspects of the recruitment process and we emphasize training and development.

We tailor our recruitment efforts by geography and job function using an array of channels to ensure a diverse candidate pool. Our talent development infrastructure provides resources to employees who aspire to grow throughout their career, such as tailored skills development, training and mentoring. In addition, we maintain a robust pipeline of future operations leaders by using structured sponsorships and additional learning techniques to develop internal candidates who demonstrate high potential in supervisory roles into site leader positions. Our programs also serve to retain top talent by defining personalized development paths and attract new talent by differentiating GXO as an employer of choice.

Expansive Total Rewards

We offer a competitive compensation package to help attract and retain outstanding talent. We offer competitive wages and a comprehensive suite of benefits to all employees to maintain our positioning as an employer of choice in the talent marketplace. A number of the benefits we offer were introduced in response to employee feedback—in the U.S., examples include our pregnancy care policy, family bonding policy, tuition reimbursement program for continuing education and benefits such as diabetes management, supplemental insurance and short-term loans. In Europe, the benefits offered vary by country and are tailored to the needs of the local markets. Examples include comprehensive healthcare and risk insurance, employee assistance programs covering mental, physical and financial well-being, pension plans, profit sharing and local and global bonuses structured to offer competitive pay in each country.

Our 2022 ESG Report will provide additional details of our global progress in these key areas.

BOARD OVERSIGHT OF ESG MATTERS

Our approach to ESG is one of purpose-driven progress rooted in innovation. We work to promote environmental sustainability, social initiatives and good governance through the decisions we make and our interactions with colleagues, customers, suppliers and other stakeholders. ESG features prominently in deliberations among our directors and informs their overall approach to risk oversight.

We believe that ESG is essential to our company’s long-term viability. It fosters an inclusive workplace for our employees. In addition, ESG matters are important to many of our stakeholders who want to do business with partners that share their goals: for example, the transition to a low-carbon economy.

We publish our ESG Report annually with details on our progress in the areas of environmental sustainability, social initiatives and governance performance. Our 2022 ESG Report will be available at https://www.gxo.com/esg/. Members of our Board reviewed the contents of the ESG Report and provided feedback to the company. In addition, our Nominating, Corporate Governance and Sustainability Committee met with our Chief Compliance and ESG Officer to review and approve the ESG Report.

24	GXO Logistics, Inc.

BOARD OVERSIGHT OF INFORMATION TECHNOLOGY AND CYBERSECURITY RISK MANAGEMENT

Our Board maintains direct oversight over information technology and cybersecurity risk. The Board both receives and provides feedback on regular updates from management regarding information technology and cybersecurity governance processes, policies and business continuity plans, the status of projects to strengthen internal cybersecurity and the results of security breach simulations. The Board also discusses relevant incidents in the industry and the emerging threat landscape.

We have a robust IT security team, managed by our chief information security officer. This team continuously reviews relevant legislative, regulatory and technical developments and enhances our information security capabilities to protect against potential threats. We are continually improving our detection and recovery processes and have rolled out an IT security training program that all employees are required to complete at regular intervals. We also obtained an information security risk insurance policy.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders and other parties interested in communicating with our Board of Directors, any Board committee, any individual director, including our lead independent director, or any group of directors (such as our independent directors) should send written correspondence to: Board of Directors, c/o Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831. Please note that we will not forward communications to the Board that qualify as spam, junk mail, mass mailings, resumes or other forms of job inquiries, surveys, business solicitations or advertisements.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Stockholder proposals intended to be presented at our 2024 Annual Meeting of Stockholders must be received by our Secretary no later than December 27, 2023, to be considered for inclusion in our proxy materials, pursuant to Rule 14a-8 under the Exchange Act.

As more specifically provided for in our bylaws, no business may be brought before an annual meeting of our stockholders unless it is specified in the notice of the annual meeting or is otherwise brought before the annual meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote and who has delivered proper notice to us not less than 90 days, and not more than 120 days, prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year’s annual meeting. For example, assuming that our 2024 Annual Meeting is held on or after May 24, 2024, any stockholder proposal to be considered at the 2024 Annual Meeting, including nominations of persons for election to our Board, must be properly submitted to us not earlier than January 25, 2024, or later than February 24, 2024.

Additionally, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees at the 2024 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 25, 2024.

Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request sent to: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.

25	GXO Logistics, Inc.

CERTAIN RELATIONSHIPS AND

RELATED PARTY TRANSACTIONS

Under its written charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving or ratifying any transaction between our company and a related person (as defined in Item 404 of Regulation S-K) that is required to be disclosed under the rules and regulations of the SEC. Our management is responsible for bringing any such transaction to the attention of the Audit Committee. In approving or rejecting any such transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.

AGREEMENTS WITH XPO

On August 2, 2021, the spin-off of GXO from XPO was completed (the “Spin-Off”). Following the Spin-Off, XPO and GXO operate as separate publicly traded companies and neither entity has any ownership interest in the other. However, our Chairman, Mr. Brad Jacobs, serves as Executive Chairman of XPO. In connection with the Spin-Off, XPO and GXO entered into various agreements to effect the Spin-Off and provide a framework for their relationship after the Spin-Off, including a separation agreement, transition services agreement, tax matters agreement, employee matters agreement, and an intellectual property matters agreement. These agreements provided for the allocation between XPO and GXO of assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Spin-Off and govern certain relationships between XPO and GXO after the Spin-Off. In 2022, the amount incurred by XPO to GXO and by GXO to XPO under the transition services agreement was approximately $1 million and $2 million, respectively. In addition, following the Spin-Off, we provide services to, and receive services from, XPO from time to time in the ordinary course of business and on an arms’-length basis. In 2022, we provided approximately $8 million in services to XPO and XPO provided approximately $58 million of services to GXO, representing an immaterial amount of GXO’s revenue and expenses in 2022. We intend to receive services from XPO in the future in the ordinary course of our business and on an arms’-length basis.

In connection with the separation agreement, GXO entered into sublease agreements with XPO pursuant to which GXO subleases office and warehouse space from XPO.  The subleases have terms ranging from a month to month basis to eight (8) years and annual lease payments ranging from approximately $14,000 to $750,000. In 2022, GXO paid XPO approximately $2 million for these subleases.

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26	GXO Logistics, Inc.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires that GXO’s directors, officers and persons who beneficially own 10% or more of GXO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GXO’s knowledge, based solely on a review of the copies of such reports furnished to GXO and written representations that no other reports were required, during the year ended December 31, 2022, all such filing requirements applicable to GXO’s directors, officers and greater than 10% beneficial owners were complied with except for Mr. Kirsis and Ms. Hammond, who filed one late report each regarding shares withheld to fund tax liability.

27	GXO Logistics, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our voting securities as of the Record Date by: (i) each person who is known by us, based solely on a review of public filings, to be the beneficial owner of more than 5% of any class of our outstanding voting securities, (ii) each director, (iii) each NEO, and (iv) all executive officers and directors as a group. None of the foregoing persons beneficially owned any shares of equity securities of our subsidiaries as of the Record Date.

Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held solely by the beneficial owner and which are exercisable or convertible within 60 days have been exercised or converted. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all voting securities shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table below is GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.

	Beneficially Owned		Outstanding(1)
	Shares of		Percentage of
Name of Beneficial Owner	Common Stock		Common Stock
Beneficial Ownership of 5% or more:
Orbis Investment Management Limited(2)	15,048,184		12.7%
Orbis House, 25 Front Street
Hamilton Bermuda HM11
BlackRock, Inc.(3)	11,609,578		9.8%
55 East 52nd Street
New York, NY 10055
The Vanguard Group(4)	10,985,833		9.2%
100 Vanguard Blvd.
Malvern, PA 19355
Pendal Group Limited(5)	5,965,359		5.0%
Level 14, The Chifley Tower 2 Chifley Square
Sydney, 2000, NSW, Australia
Directors:
Brad Jacobs	1,691,310	(6)	1.4%
Marlene Colucci	13,544	(7)	*
Oren Shaffer	97,123	(8)	*
Gena Ashe	31,661	(9)	*
Clare Chatfield	3,193	(10)	*
Joli Gross	3,732		*
Jason Papastavrou, Ph.D.	233,553	(11)	*
NEOs:
Malcolm Wilson+	141,004	(12)	*
Baris Oran	55,979	(13)	*
Karlis Kirsis	32,052	(14)	*
Maryclaire Hammond	21,988	(15)	*
Elizabeth Fogarty	1,256	(16)	*
Current Directors and Executive Officers as a Group (12 People)	2,326,395	(17)	2.0%
*	Less than 1%

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+ Director and Executive Officer

(1)	For purposes of this column, the number of shares of common stock outstanding reflects the sum of: (i) 118,927,357 shares of our common stock that were outstanding as of the Record Date, (ii) the number of RSUs held, if any, that are or will become vested within 60 days of the Record Date and (iii) the number of shares of common stock underlying stock options that are or will become vested within 60 days of the Record Date.
(2)	Based on the Schedule 13G filed on February 14, 2023, by Orbis Investment Management Limited (“OIML”), Orbis Investment Management (U.S.), L.P. (“OIMUS”) and Allan Gray Australia Pty Limited (“AGAPL”), which reported that, as of December 31, 2022, OIML beneficially owned 14,786,057 shares of GXO common stock, OIMUS beneficially owned 254,437 shares of GXO common stock, and AGAPL beneficially owned 7,690 shares of GXO common stock. The group has sole voting and sole dispositive power over such shares of GXO common stock.
(3)	Based on the Schedule 13G filed on January 24, 2023, by BlackRock, Inc., which reported that, as of December 31, 2022, BlackRock, Inc. beneficially owned 11,609,578 shares of our common stock, with sole voting power over 11,222,518 shares of GXO common stock and sole dispositive power over 11,609,578 shares of GXO common stock.
(4)	Based on the Schedule 13G filed on February 9, 2023, by The Vanguard Group, which reported that, as of December 30, 2022, The Vanguard Group beneficially owned 10,985,833 shares of GXO common stock with shared voting power over 53,294 shares of GXO common stock and sole dispositive power over 10,820,234 shares of GXO common stock and shared dispositive power over 165,599 shares of GXO common stock.
(5)	Based on Schedule 13G filed on February 15, 2023 by Pendal Group Limited (AU), which reported that as of December 30, 2022, Pendal Group Limited beneficially owned 5,965,359 shares of GXO common stock. The group has sole voting and sole dispositive power over such shares of GXO common stock.
(6)	Includes 1,300,701 shares of GXO common stock beneficially owned by JPE as a result of Mr. Jacobs being its managing member. In addition, Mr. Jacobs directly owns 390,609 shares of GXO common stock. As of the date of this Proxy Statement, Mr. Jacobs has indirect beneficial ownership of 1,300,701 shares of GXO common stock owned by JPE and direct beneficial ownership of 390,609 shares of GXO common stock.
(7)	Includes 10,907 vested RSUs that are subject to a deferral election. On December 23, 2022, the Compensation Committee of the Board of Directors of GXO terminated the deferral and accelerated the payment of the RSUs to as soon as practicable after January 2, 2024 and not later than January 31, 2024.
(8)	Includes 65,987 vested RSUs that are subject to a deferral election. On December 23, 2022, the Compensation Committee of the Board of Directors of GXO terminated the deferral and accelerated the payment of the RSUs to as soon as practicable after January 2, 2024 and not later than January 31, 2024.
(9)	Includes 31,661 vested RSUs that are subject to a deferral election. On December 23, 2022, the Compensation Committee of the Board of Directors of GXO terminated the deferral and accelerated the payment of the RSUs to as soon as practicable after January 2, 2024 and not later than January 31, 2024.
(10)	Includes 2,120 vested RSUs that are subject to deferral election. On December 23, 2022, the Compensation Committee of the Board of Directors of GXO terminated the deferral and accelerated the payment of the RSUs to as soon as practicable after January 2, 2024 and not later than January 31, 2024.
(11)	Includes 180,208 shares of GXO common stock beneficially owned by Springer Wealth Management LLC, of which Dr. Papastavrou owns 100% of the equity securities. Includes 51,225 vested RSUs that are subject to a deferral election. On December 23, 2022, the Compensation Committee of the Board of Directors of GXO terminated the deferral and accelerated the payment of the RSUs to as soon as practicable after January 2, 2024 and not later than January 31, 2024.
(12)	Includes 26,387 vested Options and 39,581 unvested Options that will vest on June 7, 2023. As of the date of this Proxy Statement, Mr. Wilson beneficially owns a total of 75,036 shares of common stock.
(13)	Includes 21,989 vested Options and 32,984 unvested Options that will vest on May 17, 2023. As of the date of this Proxy Statement, Mr. Oran beneficially owns a total of 1,006 shares of common stock.
(14)	Includes 4,398 vested Options. As of the date of this Proxy Statement, Mr. Kirsis beneficially owns a total of 27,654 shares of common stock.
(15)	Includes 4,398 vested Options and 6,597 unvested Options that will vest on June 7, 2023. As of the date of this Proxy Statement, Ms. Hammond beneficially owns a total of 10,993 shares of common stock.
(16)	As of the date of this Proxy Statement, Ms. Fogarty beneficially owns a total of 1,256 shares of common stock.
(17)	Includes 136,334 shares of common stock underlying stock options that are or will become vested within 60 days of the Record Date.

29	GXO Logistics, Inc.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes GXO’s executive compensation program for 2022. The Compensation Committee of our Board of Directors (the “Committee”) oversees our executive compensation program and practices. In this section, we explain the Committee’s 2022 compensation decisions for the following NEOs.

NEO	2022 ROLE
Malcolm Wilson	Chief Executive Officer
Baris Oran	Chief Financial Officer
Karlis Kirsis	Chief Legal Officer
Maryclaire Hammond	Chief Human Resources Officer
Elizabeth Fogarty	Chief Communications Officer

This proxy statement discloses the compensation of our principal executive officer, principal financial officer and three next highest compensated executive officers, based on compensation for the year ended December 31, 2022 (collectively, the “NEOs”).

2022 COMPANY PERFORMANCE HIGHLIGHTS

Overview

2022 marked another outstanding year for GXO. Under the leadership of our NEOs, GXO has firmly established itself as the leading pure-play logistics provider and delivered on its promise to make outsourced logistics a gamechanger for customers.

Highlights of our full-year 2022 performance include:

■	$9.0 billion of revenue;
■	$197 million of net income attributable to GXO;
■	$1.67 of diluted EPS, and $2.85 of adjusted diluted EPS*;
■	$728 million of adjusted EBITDA*;
■	$542 million of cash flow from operations; and
■	$240 million of free cash flow*.

* See Annex A for reconciliations of non-GAAP financial measures.

In 2022, GXO’s revenue and organic growth reached all-time record levels, and our pipeline of $2.1 billion contains significant opportunities across all verticals and geographies. We completed the acquisition of Clipper Logistics plc (the “Clipper acquistion”) and now expect to realize the majority of the over $40 million in cost synergies on an accelerated basis.

Throughout 2022, GXO laid strong foundations to deliver the 2027 financial targets outlined at our Investor Day event in January 2023. Specifically, we secured contracts with an aggregate lifetime value of approximately $5 billion, we made investments to strengthen our clear technology advantage, and we took important steps to make our business simpler and more efficient.

Looking forward, the three powerful, global trends of ecommerce, outsourcing and supply chain resilience continue to drive accelerated growth in our industry.

Businesses are facing increasingly complex challenges. Rising consumer expectations, rapidly evolving technology and multiplying supply chain risks continue to drive demand for innovative warehousing solutions, and our

30	GXO Logistics, Inc.

differentiated combination of industry-leading technology, global scale and trusted expertise enable us to help more customers meet these challenges and continue to set GXO apart.

Our global reach—approximately 200 million square feet across 970 facilities and a team that numbers over 130,000 strong worldwide—make us uniquely capable of meeting needs of the world’s largest multinational companies. Our leading position throughout North America and Western Europe allows us to share best practices across geographies and serve customers at the highest level, which is major competitive advantage and a key growth driver for GXO.

We believe we are the best in the industry in terms of tech implementation, automation, and data analytics, and our technological edge is fundamental to how we win and retain business. In 2022, we deployed the most technology in our history. We are constantly enhancing our capabilities to add more value and efficiency to customers’ operations, and we are proud of our continued efforts to successfully make the workplace safer and more fulfilling for our team members.

Our technology is complemented by our deep and broad relationships with our customers, which are among the world’s most sophisticated and successful brands. We have the global scale to be a trusted partner for our customers around the world, and our understanding of our customers’ operations enables us to continue to win market share at a record pace.

We performed exceptionally well in our first full year as a standalone company, and we will continue to build on our industry-leading position in the years ahead.

OUR COMPENSATION PHILOSOPHY AND EXECUTIVE COMPENSATION PROGRAM OBJECTIVES

GXO’s executive compensation philosophy is founded on the following core objectives:

■	Attract high-impact, results-oriented executives who will contribute to GXO’s goal of maximizing stockholder value.
■	Ensure that each executive receives market-competitive total compensation that encourages his or her long-term retention through business and individual performance assessments.
■	Maintain executive focus on the company’s top priorities of profitable growth, innovation, operational excellence and customer satisfaction.
■	Set ambitious targets that incentivize our executives to drive long-term stockholder value creation without unnecessary risk.
■	Align the interests of our executives with those of our stockholders by emphasizing high growth and high returns in our long-term, performance-based incentives.
■	Incorporate stockholder feedback into the Committee’s decision-making process.

STOCKHOLDER OUTREACH AND ENGAGEMENT

We believe that regular stockholder engagement is key to strong corporate governance and we recognize the value of engaging in constructive dialogue with stockholders on numerous topics, including business strategy, governance, executive compensation, corporate sustainability reporting and other important matters. We strive to continually improve in these areas and we value the opportunity to hold ongoing discussions with stockholders throughout the year. Our investor relations team engages regularly with both existing and prospective stockholders. Feedback from these sessions is shared with executive management and reflected in our strategic priorities.

In addition, following the publication of the company’s inaugural Annual Report and ESG Report, we directly contacted to engage and/or engaged more substantively with our top stockholders representing approximately 42% of our outstanding common stock as of the record date of April 8, 2022 for the 2022 Annual Meeting of Stockholders, on governance, executive compensation and sustainability topics. At our 2022 Annual Meeting of Stockholders held on May 24, 2022, the executive compensation of our NEOs was approved by 94% of our stockholders present in person or represented by proxy at the 2022 Annual Meeting and entitled to vote on the matter. The Committee believes this conveys good support for our executive compensation program. The results of the annual stockholder say-on-pay vote help inform the Committee on the views of stockholders. The Committee considers the results of the say-on-pay vote and stockholder feedback when designing and deciding on future executive compensation programs.

31	GXO Logistics, Inc.

COMPENSATION GOVERNANCE HIGHLIGHTS

The company has adopted a compensation governance framework that includes the components described below, each of which the Committee believes reinforces the company’s executive compensation philosophy.

WHAT WE DO	WHAT WE DON’T DO

 Significant emphasis on variable compensation. Our executive compensation program is heavily weighted toward variable compensation, including long-term incentives that are primarily performance-based and annual short-term cash incentives. This allows the Committee to closely align total compensation values with both company and individual performance on an annual and long-term basis.

 No exceptional perquisites. Our NEOs have no relocation benefits or supplemental pension or retirement savings beyond what is provided broadly to all GXO employees. In addition, our NEOs have no perquisites such as personal use of company aircraft, executive health services, club memberships, stipends or financial planning services.

 Substantial portion of compensation subject to creation of stockholder value. Performance-based awards are, and have been, subject to meaningful stock price and/or financial-related performance goals measured over service-based vesting periods. The Committee also continually reviews the full portfolio of GXO stockholdings for each NEO to ensure there is a sufficient amount of compensation at risk and aligned with stockholder returns and value creation while sustaining the NEO’s focus on the company’s strategic objectives.

 No pledging or hedging of company stock without preclearance. Under our insider trading policy, our company’s directors and executive officers, including the NEOs, are prohibited from pledging or holding company securities in a margin account without preclearance. In addition, without preclearance, they are prohibited from engaging in hedging transactions such as prepaid variable forwards, equity swaps, collars and exchange funds or any other transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of company equity securities.

Stock ownership policies. The Board has established stock ownership guidelines and stock retention requirements that encourage the strong ownership mindset that exists among our executives.	No guaranteed annual salary increases or bonuses. Salary increases are not guaranteed annually and are benchmarked against market data. We do not guarantee bonus payouts.
Clawback policy. Our NEOs are subject to clawback restrictions with respect to long-term and annual short-term incentive compensation.

 No stock option repricing or discounted exercise price. Our company’s equity incentive plan does not permit either stock option repricing without stockholder approval or stock option awards with an exercise price below fair market value.

Restrictive covenants. Our NEOs are subject to comprehensive non-competition and other restrictive covenants.	No golden parachute excise tax gross-ups. GXO does not provide golden parachute excise tax gross-ups.

 Engage with stockholders. Our Board values stockholder feedback and carefully considers investor perspectives for incorporation into its decision-making process around governance, compensation and sustainability practices.

 No consultant conflicts. The Committee retains an independent compensation consultant who performs services only for the Committee, as described in more detail below under the heading “Role of the Committee’s Independent Compensation Consultant.”

THE COMMITTEE’S COMPENSATION DECISION-MAKING PROCESS

In 2022, the Committee met six times and took four actions by unanimous written consent to discuss executive compensation and other items pursuant to its charter. In addition to the regular responsibilities of the Committee, members of the Board were invited to attend internal quarterly operating review meetings with executive management. These meetings included in-depth reviews of the company’s financial results, as well as discussions about operational execution, sales, customer service, technology initiatives, process innovation, human capital management, safety, the market landscape and business growth trajectories. The meetings also included a review of key performance indicators that track the company’s achievement of financial and non-financial objectives. Multiple Committee members attended these sessions to remain well-informed of the company’s financial and operational performance.

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The Committee believes in an approach that balances evaluating individual and company performance results against formulaic programs to ensure maximum alignment with stockholder interests. The decision-making process incorporates an element of discretion, allowing the Committee to utilize a balanced, multi-dimensional approach to NEO compensation that includes a review of performance against goals.

NEO Compensation-Setting Process

The Committee considers several key factors in determining executive compensation.

KEY FACTORS CONSIDERED IN DETERMINING EXECUTIVE COMPENSATION
1

The company’s financial results relative to publicly disclosed targets for 2022

◼
Our senior executives established goals for adjusted EBITDA, revenue and free cash flow that were approved by the Committee. These goals were reviewed with the Board periodically throughout the year. Performance against these goals was considered by the Committee when determining annual incentives.

2

The current value of realized and future realizable payouts of previously awarded stock compensation

◼
Stock-based compensation represents a significant portion of total realizable pay and, as a result, the Committee evaluates the current value of GXO stockholdings to assess whether there is sufficient compensation at risk of forfeiture and value fluctuation tied to the company’s performance.

3

Analysis of total reward levels relative to our core peer group and general industry

◼
The Committee, with input from management and its independent advisor, established the compensation peer group used in benchmarking executive compensation levels to ensure that the peer companies reflect characteristics comparable to GXO.
◼
The companies comprising the compensation peer group represents companies with similar or adjacent business models and source talent from the same labor pools as GXO. In determining the peer group, the following factors were considered: (i) whether the company is publicly-traded on a major U.S. stock exchange, (ii) whether the company is within a revenue range comparable to GXO, (iii) whether the company is operating in an industry similar or adjacent to logistics, and (iv) whether the company has displayed a degree of peer similarity.
◼
Additionally, the Committee reviews general industry market data for similarly-sized companies based on revenue as a secondary reference. Given the significant number of senior executives hired from outside the transportation and logistics industry, general industry market data contributes to a comprehensive view of the market landscape.
◼
The combined consideration of the compensation peer group and general industry data ensures a balanced view of operating characteristics and performance comparability to GXO.

33	GXO Logistics, Inc.

GXO Compensation Peer Group

The Committee, with input from management and its independent compensation consultant, developed a compensation peer group consisting of 19 companies to assist in making 2022 compensation decisions. A number of screening criteria were used to determine the selected companies as detailed in the table above. Our compensation peer group had 2021 annual revenues ranging from $0.35 billion to $97.29 billion with median revenues of $7.06 billion. Our 2021 revenue of $7.94 billion positioned GXO at the 56th percentile of our compensation peer group. For 2022 compensation decisions, the compensation peer group consisted of the companies below:

Americold Realty Trust	Flex Ltd.
Aspen Technology, Inc.	Iron Mountain Incorporated
Avnet, Inc.	Pitney Bowes Inc.
C.H. Robinson Worldwide, Inc.	Rockwell Automation, Inc.
Celestica Inc.	Rollins, Inc.
Cintas Corporation	Ryder System, Inc.
Echo Global Logistics, Inc.(1)	Sanmina Corporation
Emerson Electric Co.	The Descartes Systems Group Inc.
Expeditors International of Washington, Inc.	United Parcel Service, Inc.
FedEx Corporation

(1)	Echo Global Logistics, Inc. is no longer a listed company as it filed a Form 15-12b on December 7, 2021, regarding the certification and notice of termination of registration and as such has been removed from our 2022 Peer Group.

Pay Elements

Our executive compensation program consists of three primary elements: base salary, annual short-term incentive awards and annual long-term incentive awards. These elements are described in more detail below.

ELEMENT	PURPOSE	PAY-FOR-PERFORMANCE DESIGN
BASE SALARY	■ To attract and retain high-performing executives	■ Fixed cash compensation corresponds to experience and job scope and is aligned with market levels
ANNUAL SHORT-TERM INCENTIVE	■ To reward annual performance and individual contributions that support strategy and results

■

Executives become eligible for a bonus if threshold goals are met or exceeded

■

Payouts are determined based on an evaluation of performance across key financial metrics, including adjusted EBITDA, revenue and free cash flow, with awards ranging from zero to a cap of 200% of target

ANNUAL LONG-TERM INCENTIVE	■ To retain key executives and to align the interests of GXO executives with the achievement of sustainable long-term growth and performance

■

The Committee designs long-term incentive awards to motivate executives to achieve goals over an extended period; the Committee takes a strategic approach to the timing of grants to align awards with the company’s strategy and stockholder returns

Target Pay Mix

We believe our NEO compensation program supports our Compensation Philosophy and Executive Compensation Program Objectives through a mix of compensation levers. Our executive compensation program is heavily weighted toward variable compensation, including long-term incentives that are primarily performance-based and annual short-term cash incentives. This allows the Committee to closely align total compensation values with both company and individual performance on an annual and long-term basis. For 2022, 84% of our CEO’s Target Compensation mix and on average 75% of our Other NEOs Target Compensation mix is variable compensation as displayed in the charts below.

34	GXO Logistics, Inc.

CEO Target Compensation	Other NEOs Target Compensation

84% Variable Pay	75% Variable Pay on Average

EXECUTIVE COMPENSATION ELEMENTS AND OUTCOMES FOR 2022

Annual Base Salary

Annual base salary provides a fixed incentive that corresponds to an executive’s experience and job scope. The Committee reviews base salaries annually to align with current market levels and consider other compensatory factors. The Committee reviewed market and peer data to determine the base salaries for our NEOs effective April 1, 2022. Mr. Wilson’s base salary was increased from $650,000 to make progress against the market median rate and recognize leadership effectiveness. Ms. Hammond’s base salary was increased from $400,320 to make progress against the market median rate. The other NEOs had no changes to base salary. The 2022 annual base salaries are set forth in the table below.

Executive Officer	Annual Base Salary (USD)
Malcolm Wilson	$750,000(1)
Baris Oran	$600,000
Karlis Kirsis	$425,000(1)
Maryclaire Hammond	$450,000(1)
Elizabeth Fogarty	$400,000
(1)	Annual base salaries for non-U.S. executive officers were determined in USD and converted and paid in British Pounds Sterling.

Annual Short-Term Incentive Target Opportunity

Our short-term incentive program is designed to reward annual performance that supports strategy and results. Each NEO is eligible for a target short-term incentive (“STI”) amount. The Committee reviewed market and peer data to determine the STI target opportunity for our NEOs. As a result of this review, the Committee made no changes to the Target STI Opportunity percentage in 2022. The table below reflects the 2022 annual STI opportunity of each NEO.

	Annualized	Target STI Opportunity	Target
Executive Officer	Base Salary	(as a % of Base Salary)	STI Opportunity
Malcolm Wilson	$750,000	115%	$862,500
Baris Oran	$600,000	100%	$600,000
Karlis Kirsis	$425,000	100%	$425,000
Maryclaire Hammond	$450,000	75%	$337,500
Elizabeth Fogarty	$400,000	75%	$300,000

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Annual Short-Term Incentive Payout Eligibility and Range

The evaluation of short-term incentive payouts is based on a review of key performance measures that are of preeminent importance to the company and our stockholders. For the 2022 performance year, the Committee determined that the threshold goals per metric must be met or exceeded for NEOs to become eligible for a short-term incentive award, assuming they remained employed on the payment date. Based on the Committee’s 2022 decision-making framework, cash STI payments are subject to a payout range of 0% to a cap of 200% of target, with straight-line interpolation results for all values in between.

2022 Annual Short-Term Incentive Financial Results Relative to Targets

As part of the company’s forecasting process for 2022, senior executives established goals for three key performance indicators, which were reviewed with the Committee: adjusted EBITDA, revenue and free cash flow, as shown below. These metrics were selected as key indicators that are important to the company and our stockholders and are a reflection of strong company performance and aligned with the prevalent short-term incentive practices of our peers. Performance based on a scorecard of these three weighted metrics as set forth below was considered by the Committee when determining the 2022 annual incentive amounts for our NEOs.

■	50%—Adjusted EBITDA;
■	30%—Revenue; and
■	20%—Free Cash Flow.

As a result of the Financial Achievements against 2022 Targets, listed in the chart below, our NEOs were eligible for a 2022 STI payout of 105.88% of their individual target STI opportunity. The Committee reserves the right to reduce the payout percentage based on other factors.

PRIMARY PERFORMANCE INDICATORS SUPPORTING COMMITTEE ASSESSMENT
Key Measures(1)	Weighting	2022 Targets	Financial Achievements %
Adjusted EBITDA(2)	50%	$720 million	96%
Revenue	30%	$8,551 million	99%
Free Cash Flow(2)	20%	$216 million	122%
(1)	Excludes impact of the Clipper acquisition.
(2)	See Annex A for a description of non-GAAP financial measures.

2022 Annual Short-Term Incentive Payout

Below is a summary of our NEOs’ total annual STI opportunity at target and Total Actual STI payout as approved by the Committee with respect to 2022 final key measure outcomes.

STI FOR PERFORMANCE YEAR 2022
		Target		Actual
Executive Officer	Base Salary	Annual STI Opportunity (% of Base Salary)	Annual STI Opportunity	STI Funding Percentage(1)	Total Actual STI
Malcolm Wilson	$750,000	115%	$862,500	105.88%	$913,215
Baris Oran	$600,000	100%	$600,000	105.88%	$635,280
Karlis Kirsis	$425,000	100%	$425,000	105.88%	$449,990
Maryclaire Hammond	$450,000	75%	$337,500	95.29%	$321,611
Elizabeth Fogarty	$400,000	75%	$300,000	105.88%	$317,640
(1)	The Committee chose to apply STI Funding Percentages consistent with the payout approach based on individual performance ratings utilized for all GXO STI participants.

36	GXO Logistics, Inc.

2022 LTI Design

GXO’s 2022 LTI program consists of two equity vehicles, Performance Share Units (“PSUs”) and Restricted Stock Units (“RSUs”), that are designed to align NEO performance with the interests of our stockholders and incentivize outperformance through achievement of long-term goals, and build retention amongst our key leaders. The Committee takes the view that long-term awards should incorporate ambitious strategic goals, with payouts tied to meeting rigorous measures that are tailored to the drivers of future outperformance without incurring unnecessary risk.

In structuring the 2022 PSUs, the Committee carefully considered our long-term strategy and market practice. They wanted to build a long-term award structure that incentivizes our NEOs to achieve sustainable value creation, focused on organic growth, while ensuring the continued health of the overall business. To achieve this, the following three performance metrics and weightings were selected:

Metric	Weighting
Relative total shareholder return ("rTSR") to outperform S&P Midcap 400 Index	34%
3-year cumulative annual organic revenue growth	33%
3-year average annual adjusted EBITDA conversion to free cash flows	33%

The use of organic revenue in this long-term plan, versus revenue in our 2022 STI plan, focuses on our ability to grow over the three-year performance period. The selection of adjusted EBITDA conversion to free cash flows focuses on our capacity to generate cash flow from our EBITDA. These financial metrics are key to both our short- and long-term strategic plans. They are also fundamental metrics used by investors to assess our performance. Further, the rTSR metric was selected to align pay with our shareholders’ interests.

The PSUs granted by GXO to executive officers, including our NEOs, in 2022 have a three-year performance measurement period ending on December 31, 2024, and a four-year vesting period ending on January 15, 2026. Based on the Committee’s 2022 decision-making framework, PSUs are subject to a payout range of 0% to a cap of 200% of target, with straight-line interpolation results for all values in between.

RSUs help us retain our key leaders and also provide a direct incentive to build stockholder value and contribute retention value in our LTI design. RSUs granted to Mr. Wilson, Mr. Kirsis and Ms. Hammond vest in equal installments on the second, third and fourth anniversaries of the grant date. RSUs granted to Mr. Oran and Ms. Fogarty vest in equal installments on the first, second, third and fourth anniversaries of the grant date.

2022 LTI Mix and Awards

The Committee approved the long-term incentive awards in 2022 comprising of 70% PSUs and 30% time-based RSUs for key positions, including our CEO and CFO. All other executive officer positions have awards comprising of 50% PSUs and 50% RSUs.

Executive Officer	PSUs Awarded (#)(1)	RSUs Awarded (#)(1)
Malcolm Wilson	26,250	11,250
Baris Oran	17,500	7,500
Karlis Kirsis	6,250	6,250
Maryclaire Hammond	5,000	5,000
Elizabeth Fogarty	3,750	3,750
(1)	The grant date fair value of the awards in accordance with FASB ASC Topic 718, including the 2022 special grant below, can be found in the “Grants of Plan-Based Awards” table.

2022 Special Grant

On limited occasions, the Committee may provide equity incentives in addition to the normal LTI grants. In coordination with the 2022 LTI awards, the Committee granted 25,000 RSUs to Mr. Oran. The Committee intended the grant to enhance Mr. Oran’s share ownership as the CFO of the company and drive further alignment with shareholders. These RSUs will vest in equal installments on the second and third anniversaries of the grant date.

37	GXO Logistics, Inc.

OUR EXECUTIVE COMPENSATION GOVERNANCE FRAMEWORK

Stock Ownership Policies

We believe that executive equity ownership in the company mitigates a number of risks, including risks related to executive attrition and undue risk-taking.

Guidelines

Stock ownership guidelines are expressed as a multiple of each NEO’s annual base salary:

■	CEO: 6x annual base salary
■	Other NEOs: 3x annual base salary

Compliance with our stock ownership guidelines is generally determined using the aggregate count of shares of common stock held directly or indirectly by the NEO, plus unvested RSUs subject solely to time-based vesting. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions are not counted toward meeting stock ownership guidelines until they have settled or been exercised, as applicable.

Until the stock ownership guidelines are met, an executive is required to retain 70% of the net shares (after tax withholding) received upon settlement of equity-based awards. A newly appointed executive is required to reach his or her stock ownership guideline no later than five years from the date of appointment.

As of the Record Date, each NEO was in compliance with our stock ownership guidelines.

Clawback Policy

Our NEOs are subject to a clawback policy with respect to long-term and annual short-term incentive compensation. The Committee is focused on mitigating risk associated with the company’s compensation program for NEOs and believes that clawback provisions are an important tool to achieve this.

Our clawback policy applies in the event of: (1) a breach of the restrictive covenants, (2) termination of his or her employment by our company for cause, or (3) his or her engagement in fraud or willful misconduct that contributes materially to any financial restatement or material loss to our company or its affiliates. Upon any of these events, the company may terminate or cancel any equity-based or cash-based LTI award; require the NEO to forfeit or remit to the company any amounts payable, or the after-tax net amount paid or received with respect to any LTI award; or forfeit or remit any shares of the company’s common stock that was received in connection with the LTI award.

As discussed further below, each NEO shall also be subject to any other clawback as may be required by applicable law or pursuant to an agreement between the NEO and the company.

Long-term incentive compensation

Certain of the NEO award agreements include clawback provisions under which the NEO may be required, upon certain triggering events, to repay all or a portion of long-term incentive compensation that was previously paid (including proceeds from previously exercised and vested equity-based awards) and to forfeit unvested equity-based awards during the term of the service agreements.

Annual short-term incentive compensation

In addition, if an NEO has engaged in fraud or other willful misconduct that contributes materially to any financial restatement or material loss to the company or any of its affiliates, the company may: (i) require repayment by the NEO of any cash bonus or annual bonus previously paid, net of any taxes paid by the NEO on such bonus; (ii) cancel any earned but unpaid cash bonus or annual bonus, and/or (iii) adjust the NEO’s future compensation to recover an appropriate amount with respect to the restated financial results or the material loss.

Additional provision

To the extent that the rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act are broader than the clawback provisions contained in our NEO service agreements and to the extent the company is required to implement a clawback policy pursuant to applicable law, the NEOs will each be subject to additional clawback provisions pursuant to such rules as described under the heading “Agreements with NEOs and Severance Plan—Clawbacks.”

Role of the Committee

The Committee is responsible for approving our compensation practices and overseeing our executive compensation program in a manner consistent with GXO’s compensation philosophy. The Committee is tasked with: (i) reviewing

38	GXO Logistics, Inc.

the annual and long-term performance goals for our NEOs; (ii) approving awards under incentive compensation and equity-based plans; and (iii) approving all other compensation and benefits for our NEOs. The Committee acts independently but works closely with the full Board and executive management in making many of its decisions. To assist it in discharging its responsibilities, the Committee has retained the services of an independent compensation consultant, as discussed further below.

Role of Management

Executive management provides input to the Committee, including with respect to the Committee’s evaluation of executive compensation practices. In particular, our chief executive officer, Mr. Wilson, provides recommendations for proposed compensation actions with respect to our executive team, but not with respect to his own compensation. The Committee carefully and independently reviews the recommendations of management without members of management present and consults its independent advisor before making final determinations. We believe this process ensures that our executive compensation program effectively aligns with GXO’s compensation philosophy and stockholder interests.

Role of the Committee’s Independent Compensation Consultant

The Committee retained Meridian Compensation Partners, LLC as its independent advisor. Among other things, the Committee’s independent advisor consults on compensation and governance matters, monitors trends and evolving market practices in executive compensation and provides general advice and support to the Committee and the Committee’s chair. Meridian Compensation Partners, LLC does not provide any other services to the company.

The Committee considered the independence of Meridian Compensation Partners, LLC in light of applicable SEC rules and NYSE listing standards. After taking into account the absence of any relationships with management and members of the Committee, as well as Meridian Compensation Partners, LLC internal policies and other information provided to the Committee, the Committee determined that no conflicts of interest existed that would prevent the firm from serving as an independent compensation consultant to the Committee.

OTHER COMPENSATION-RELATED ITEMS

Equity Granting Policy

All equity awards to NEOs are approved by the Committee with a grant date determined at the time of approval. The Committee does not target a specific time during the year to make equity grants, but grant dates are always on or after the date of Committee approval.

Benefits

Our U.S. NEOs are provided with the same benefits as are generally offered to other eligible employees, including participation in the GXO 401(k) Plan and insurance benefit programs. Our U.K. NEOs are provided with the same benefits as are generally offered to other eligible employees, including participating in the company pension and top-up plans as well as car allowances. Our NEOs receive minimal perquisites, as shown in the “All Other Compensation” table following this Compensation Discussion and Analysis.

Agreements with NEOs

We believe that it is in the best interests of our company to enter into agreements with our NEOs, which allow the Committee to exercise discretion in designing incentive compensation programs. The material compensation-related terms of these agreements are described under the heading “Agreements with NEOs and Severance Plan” and the tables that follow this Compensation Discussion and Analysis.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRS Code”), disallows a federal income tax deduction to public companies for compensation greater than $1 million paid in any tax year to covered executive officers.

As a general matter, while tax deductibility is one of several relevant factors considered by the Committee in determining compensation, we believe that the tax deduction limitation imposed by Section 162(m) should not compromise the company’s access to compensation arrangements that will attract and retain a high level of executive talent. Accordingly, the Committee and our Board will take into consideration a multitude of factors in making executive compensation decisions and may approve executive compensation that is not tax deductible.

COMMITTEE RISK OVERSIGHT

The Committee monitors the risks associated with our compensation philosophy and programs. The Committee ensures that the company’s compensation structure strikes an appropriate balance in motivating our senior

39	GXO Logistics, Inc.

executives to deliver long-term results for the company’s stockholders while holding our senior leadership team accountable. The Committee believes that the company’s compensation policies and practices for its employees are not reasonably likely to give rise to risk that would have a material adverse effect on the company. In reaching this conclusion, we considered the following:

■	the Committee consists solely of independent non-employee directors and has engaged an independent, external compensation consultant to assist with creating the executive compensation program;
■	our executive compensation program is heavily weighted toward variable compensation;
■	a substantial portion of executive compensation consists of performance-based awards, which are subject to meaningful stock price and/or financial-related performance goals;
■	we have adopted a stock ownership policy for directors and executive officers, which requires directors and executive officers to own meaningful levels of the company’s stock;
■	we have adopted a clawback policy for our executive officers, which provides for certain long-term incentive compensation and annual bonus (STI) forfeiture; and
■	we have adopted an insider trading policy, which prohibits pledging or holding company securities in a margin account without preclearance.

COMMITTEE REPORT

The following statement made by the Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.

The Committee reviewed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K, as set forth above. Based on this review and the resulting discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

COMPENSATION COMMITTEE

Jason D. Papastavrou, Ph.D., Chair
Marlene M. Colucci, Member
Joli L. Gross, Member

40	GXO Logistics, Inc.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning the total compensation earned by our NEOs for the year ended December 31, 2022.

Certain amounts paid to or earned by certain NEOs were paid in British Pounds Sterling. In the tables below, amounts for fiscal 2022 were converted to U.S. dollars at an exchange rate of approximately £1=$1.233 (the yearly average exchange rate during fiscal 2022 available on the Internal Revenue Service website).

					Non-Equity
Name and Principal				Stock	Incentive Plan	All Other
Position	Year	Salary	Bonus	Awards(1)	Compensation(2)	Compensation(3)	Total
Malcolm Wilson(4)	2022	$661,025	$—	$2,964,294	$1,095,854	$130,385	$4,851,558
Chief Executive Officer	2021	$537,024	$1,500,000	$6,746,322	$1,287,351	$106,236	$10,176,933
Baris Oran(5)	2022	$586,154	$—	$3,847,196	$635,280	$62,276	$5,130,906
Chief Financial Officer	2021	$371,539	$750,000	$4,917,000	$894,000	$91,558	$7,024,097
Karlis Kirsis	2022	$392,278	$—	$973,070	$510,245	$45,283	$1,920,876
Chief Legal Officer	2021	$363,441	$500,000	$1,349,421	$757,755	$46,144	$3,016,761
Maryclaire Hammond	2022	$398,691	$—	$778,456	$363,611	$121,342	$1,662,100
Chief Human Resources Officer	2021	$351,653	$350,000	$1,274,332	$524,636	$119,631	$2,620,251
Elizabeth Fogarty(6)	2022	$390,769	$—	$583,842	$317,640	$—	$1,292,251
Chief Communications Officer	2021	$127,692	$100,000	$349,970	$149,408	$—	$727,071
(1)	The amounts reflected in this column represent the aggregate grant date fair value of the awards made during 2022 as computed in accordance with FASB ASC Topic 718. The grant date value of performance share units included in this column is based upon the probable outcome at the time of grant which is at target. See footnote 2 of the “Grants of Plan-Based Awards” table for the maximum value of the performance share units. For additional information related to the measurement of stock-based compensation awards, see Note 14 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(2)	On March 7, 2023, the Committee awarded Mr. Wilson, Mr. Oran, Mr. Kirsis, Ms. Hammond and Ms. Fogarty 2022 annual incentive compensation pursuant to the company’s Annual Incentive Plan (“AIP”). Payouts are determined based on an evaluation of performance across key financial metrics, including adjusted EBITDA, Revenue and Free Cash Flow, with awards ranging from 0% to a maximum of 200% of target. The three weighted metrics considered when determining the 2022 annual incentive amounts were (i) adjusted EBITDA weighted at 50%, (ii) Revenue weighted at 30% and (iii) Free Cash Flow weighted at 20%. See “Compensation Discussion and Analysis – Executive Compensation Elements and Outcomes for 2022” for additional details. Additionally, the amounts for Mr. Wilson, Mr. Kirsis and Ms. Hammond include payments of $182,639, $60,255 and $42,000, respectively, from the long-term cash awards that GXO assumed in connection with the Spin-Off.
(3)	The components of “All Other Compensation” for 2022 are detailed in the “All Other Compensation” table.
(4)	Mr. Wilson did not receive additional compensation for his service as a director.
(5)	Mr. Oran joined GXO in May 2021.
(6)	Ms. Fogarty joined GXO in September 2021.

We compensate our NEOs pursuant to the terms of their respective offer letter and service agreement, and the information reported in the Summary Compensation Table reflects the terms of such agreements. For more information about our agreements with our NEOs, see the discussion in this Proxy Statement under the heading “Agreements with NEOs and Severance Plan.”

41	GXO Logistics, Inc.

All Other Compensation Table

The following table sets forth the amounts included in the “All Other Compensation” column in the “Summary Compensation” table for our NEOs in 2022.

	Matching	Perquisites
	Contributions	and Other
	to	Personal		Relocation
	401(k) Plan(1)	Benefits(2)	Relocation(3)	Gross-up(4)	Total
Malcolm Wilson	$—	$130,385	$—	$—	$130,385
Baris Oran	$—	$—	$33,534	$28,742	$62,276
Karlis Kirsis	$1,333	$28,865	$8,350	$6,736	$45,283
Maryclaire Hammond	$16,097	$48,561	$51,864	$4,820	$121,342
Elizabeth Fogarty	$—	$—	$—	$—	$—
(1)	Amounts in this column represent the company’s contributions to the U.K. pension scheme for Mr. Kirsis and Ms. Hammond. Only amounts contributed directly by our NEOs are eligible for matching contributions, and our NEOs are eligible for matching contributions on the same basis as all other eligible employees of our company. During the year ended December 31, 2022, Mr. Oran and Ms. Fogarty were not eligible to receive matching contributions as they did not meet the one-year minimum employment requirement for such contributions.
(2)	Amounts in this column include the annual pension allowance for Mr. Wilson ($117,611), pension top-up payments for Mr. Kirsis ($16,090) and Ms. Hammond ($35,787) along with the car allowance benefits for these executives as outlined in their offer letters and consistent with other U.K. senior employees ($12,774 each for Mr. Wilson, Mr. Kirsis and Ms. Hammond).
(3)	Amounts in this column reflect relocation benefits provided by the company as outlined in their offer letters.
(4)	Amounts in this column reflect the tax gross-ups provided in respect to the relocation benefits provided by the company.

Grants of Plan-Based Awards

The following table sets forth additional details regarding grants of equity and non-equity plan-based awards. Additional information relevant to the equity awards shown in this table is included under the heading “Outstanding Equity Awards at Fiscal Year-End.”

			Estimated Future Payouts			Estimated Future Payouts
			Under Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Malcolm Wilson	—	Cash Bonus	$ 431,250	$ 862,500	$ 1,725,000	—	—	—	—	—
	3/30/2022	RSU	—	—	—	—	—	—	11,250	$ 841,950
	3/30/2022(5)	PSU	—	—	—	13,125	26,250	52,500	—	$ 2,122,344
Baris Oran	—	Cash Bonus	$ 300,000	$ 600,000	$ 1,200,000	—	—	—	—	—
	3/30/2022	RSU	—	—	—	—	—	—	7,500	$ 561,300
	3/30/2022	RSU	—	—	—	—	—	—	25,000	$ 1,871,000
	3/30/2022(5)	PSU	—	—	—	8,750	17,500	35,000	—	$ 1,414,896
Karlis Kirsis	—	Cash Bonus	$ 212,500	$ 425,000	$ 850,000	—	—	—	—	—
	3/30/2022	RSU	—	—	—	—	—	—	6,250	$ 467,750
	3/30/2022(5)	PSU	—	—	—	3,125	6,250	12,500	—	$ 505,320
Maryclaire Hammond	—	Cash Bonus	$ 168,750	$ 337,500	$ 675,000	—	—	—	—	—
	3/30/2022	RSU	—	—	—	—	—	—	5,000	$ 374,200
	3/30/2022(5)	PSU	—	—	—	2,500	5,000	10,000	—	$ 404,256
Elizabeth Fogarty	—	Cash Bonus	$ 150,000	$ 300,000	$ 600,000	—	—	—	—	—
	3/30/2022	RSU	—	—	—	—	—	—	3,750	$ 280,650
	3/30/2022(5)	PSU	—	—	—	1,875	3,750	7,500	—	$ 303,192
(1)	On March 7, 2023, the Committee awarded Mr. Wilson, Mr. Oran, Mr. Kirsis, Ms. Hammond and Ms. Fogarty 2022 annual incentive compensation pursuant to the company’s Annual Incentive Plan (“AIP”). Payouts are determined based on an evaluation of performance across key financial metrics, including adjusted EBITDA, Revenue, and Free Cash Flow, with awards ranging from 0% to a cap of 200% of target. The three weighted metrics considered when determining the 2022 annual incentive amounts were (i) adjusted EBITDA weighted at 50%, (ii) Revenue weighted at 30% and (iii) Free Cash Flow weighted at 20%. See "Compensation Discussion and Analysis – Executive Compensation Elements and Outcomes for 2022" for additional details.
(2)	The maximum value of the awards at the grant date are as follows: Mr. Wilson - $3,418,947, Mr. Oran - $2,279,298, Mr. Kirsis - $814,035, Ms. Hammond - $651,228 and Ms. Fogarty - $488,421.

42	GXO Logistics, Inc.

(3)	Time-based restricted stock units granted to Mr. Wilson, Mr. Kirsis and Ms. Hammond will vest in equal increments on the second, third and fourth anniversaries of the grant date. Time-based restricted stock units granted to Mr. Oran and Ms. Fogarty will vest in equal increments on the first, second, third and fourth anniversaries of the grant date.
(4)	The amounts reflected in this column represent the aggregate grant date fair value of the awards made during 2022 as computed in accordance with FASB ASC Topic 718. The grant date value of performance share units included in this column is based upon the probable outcome at the time of grant which is at target. See footnote 2 above for the maximum value of these awards. For additional information related to the measurement of stock-based compensation awards, see Note 14 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(5)	The payout of performance share units will be determined based on the achievement of specific goals calculated over a three-year period beginning January 1, 2022, and ending on December 31, 2024. These performance share units have a four-year vesting period ending on January 15, 2026. The maximum payout amount for the performance share units is 200% of target and the threshold payout amount is 50% of target. No amount is payable if actual performance does not meet the threshold goal. See "Compensation Discussion and Analysis – 2022 LTI Design" for additional details.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2022. Upon the Spin-Off, outstanding awards held by GXO employees, including the NEOs, were converted in accordance with the employee matters agreement. The purpose of the conversion methodology used was to maintain the aggregate intrinsic value of the award immediately after the Spin-Off when compared to the aggregate intrinsic value immediately prior to the Spin-Off. Such adjusted awards are otherwise subject to the same terms and conditions that applied to the original XPO award immediately prior to the Spin-Off.

	Option Awards						Stock Awards
									Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested($)(5)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(6)	Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
Malcolm Wilson	26,387	(7)	237,491	(7)	$64.91	6/7/2031	73,972	$3,157,865	26,250	$1,120,613
Baris Oran	21,989	(8)	197,909	(8)	$65.60	5/17/2031	32,500	$1,387,425	17,500	$747,075
Karlis Kirsis	4,398	(9)	39,581	(9)	$64.13	7/15/2031	22,927	$978,754	6,250	$266,813
Maryclaire Hammond	4,398	(10)	39,581	(10)	$64.91	6/7/2031	13,164	$561,971	5,000	$213,450
Elizabeth Fogarty	—		—		$—	—	6,561	$280,089	3,750	$160,088

Note: Vesting of all outstanding equity awards is subject to continued employment by the NEO on the applicable vesting date, subject to certain exceptions in connection with a termination of employment.

(1)	For 12 months following the vesting date, shares issued upon the exercise of stock options are subject to a lock-up on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions.
(2)	Options are awarded by the Compensation Committee of the Board, and the exercise price is equal to the closing price of the company’s common stock on the day the awards are granted subject to the conversion methodology as previously described.
(3)	Options awarded by the Compensation Committee expire 10 years after the grant date.
(4)	Restricted stock units and earned performance shares vest subject to the individual terms of each award agreement as follows:
■	Restricted stock units granted in March 2019 to Mr. Wilson for 30,449 shares and Mr. Kirsis for 3,320 shares vested on March 15, 2023.
■	Restricted stock units granted in January 2020 to Mr. Wilson for 4,849 shares, Mr. Kirsis for 1,601 and Ms. Hammond for 1,115 shares vested on January 15, 2023.
■	Performance stock units granted in December 2020 to Mr. Wilson for 16,915 shares vest on December 8, 2023. The performance target for Mr. Wilson’s December 2020 PSU award was met as of August 2, 2021.
■	Restricted stock units granted in December 2020 to Mr. Kirsis for 6,852 shares and Ms. Hammond for 3,197 shares vest on December 8, 2023.
■

Restricted stock units granted in March 2021 to Mr. Wilson for 10,509 shares, Mr. Kirsis for 4,904 shares and Ms. Hammond for 3,852 shares vest in three equal annual installments on March 10, 2023, March 10, 2024, and March 10, 2025.

■	Restricted stock units granted in September 2021 to Ms. Fogarty for 2,811 shares vest in two equal annual installments on September 1, 2023 and September 1, 2024.
■	Restricted stock units granted in March 2022 to Mr. Wilson for 11,250 shares, Mr. Kirsis for 6,250 shares and Ms. Hammond for

5,000 shares vest in three equal annual installments on April 1, 2024, April 1, 2025, and April 1, 2026.

43	GXO Logistics, Inc.

■

Restricted stock units granted in March 2022 to Mr. Oran for 7,500 shares and Ms. Fogarty for 3,750 shares vest in four equal annual installments on April 1, 2023, April 1, 2024, April 1, 2025, and April 1, 2026.

■	Restricted stock units granted in March 2022 to Mr. Oran for 25,000 shares vesting in two equal annual installments on April 1,

2024 and April 1, 2025.

(5)	The values reflected in this column were calculated using $42.69, the closing price of the company’s common stock on the NYSE on December 30, 2022, the last trading day of our fiscal year 2022.
(6)	The quantity of performance share units in this column reflects gross shares if actual performance meets threshold goal. See "Compensation Discussion and Analysis – 2022 LTI Design" for additional details.
(7)	On June 7, 2022, Mr. Wilson vested in 26,387 stock options representing 10% of the original 263,878 stock options granted. The remaining unvested options vest on the following schedule: (1) 15% of the original grant quantity on the second anniversary of the grant date, (2) 20% of the original grant quantity on the third anniversary of the grant date, (3) 25% of the original grant quantity on the fourth anniversary of the grant date and (4) 30% of the original grant quantity on the fifth anniversary of the grant date, subject to the NEO’s continued employment with the company. The grant date of these options was June 7, 2021.
(8)	On May 17, 2022, Mr. Oran vested in 21,989 stock options representing 10% of the original 219,898 stock options granted. The remaining unvested options vest on the following schedule: (1) 15% of the original grant quantity on the second anniversary of the grant date, (2) 20% of the original grant quantity on the third anniversary of the grant date, (3) 25% of the original grant quantity on the fourth anniversary of the grant date and (4) 30% of the original grant quantity on the fifth anniversary of the grant date, subject to the NEO’s continued employment with the company. The grant date of these options was May 17, 2021.
(9)	On July 15, 2022, Mr. Kirsis vested in 4,398 stock options representing 10% of the original 43,979 stock options granted. The remaining unvested options vest on the following schedule: (1) 15% of the original grant quantity on the second anniversary of the grant date, (2) 20% of the original grant quantity on the third anniversary of the grant date, (3) 25% of the original grant quantity on the fourth anniversary of the grant date and (4) 30% of the original grant quantity on the fifth anniversary of the grant date, subject to the NEO’s continued employment with the company. The grant date of these options was July 15, 2021.
(10)	On June 7, 2022, Ms. Hammond vested in 4,398 stock options representing 10% of the original 43,979 stock options granted. The remaining unvested options vest on the following schedule: (1) 15% of the original grant quantity on the second anniversary of the grant date, (2) 20% of the original grant quantity on the third anniversary of the grant date, (3) 25% of the original grant quantity on the fourth anniversary of the grant date and (4) 30% of the original grant quantity on the fifth anniversary of the grant date, subject to the NEO’s continued employment with the company. The grant date of these options was June 7, 2021.

Option Exercises and Stock Vested

The following table sets forth the options exercised and stock vested for our NEOs during 2022.

	Option Awards		Stock Awards
	Number of
	Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on	Acquired on Vesting	on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)(1)
Malcolm Wilson	—	$—	55,720	$3,516,649
Baris Oran	—	$—	—	$—
Karlis Kirsis	—	$—	13,412	$786,241
Maryclaire Hammond	—	$—	8,740	$439,452
Elizabeth Fogarty	—	$—	1,405	$61,089
(1)	The values reflected in this column were calculated by multiplying the number of shares that vested in 2022 by the closing price of the company’s common stock on the NYSE on each applicable vesting date.

44	GXO Logistics, Inc.

Potential Payments Upon Termination or Change of Control

The following table sets forth the amounts of compensation that would be due to Mr. Wilson, Mr. Oran, Mr. Kirsis, Ms. Hammond and Ms. Fogarty pursuant to their respective offer letter, confidential information protection agreement and service agreement, as applicable, and our severance plan upon the termination events as summarized below, as if each such event had occurred on December 31, 2022. The amounts shown below are estimates of the payments that each NEO would receive in certain instances. The actual amounts payable will only be determined upon the actual occurrence of any such event.

For more information regarding the payments and benefits to which our NEOs are entitled upon certain termination events or upon a Change of Control, see the discussion in this Proxy Statement under the heading “Agreements with NEOs and Severance Plan.”

	Malcolm Wilson	Baris Oran		Karlis Kirsis	Maryclaire Hammond	Elizabeth Fogarty
Termination without Cause:
Cash severance(1)(2)	$1,987,500	$1,535,280	(3)	$850,000	$787,500	$917,640	(3)
Acceleration of equity-based awards(4)(7)	$1,781,454	$449,526		$371,019	$193,941	$90,631
Continuation of medical/dental benefits(5)	$1,773	$16,100		$1,182	$1,660	$6,078
Total	$3,770,726	$2,000,906		$1,222,200	$983,100	$1,014,349
Voluntary Termination:
Cash severance(1)(8)	$750,000	$—		$425,000	$450,000	$—
Acceleration of equity-based award(4)(7)	$1,235,619	$—		$178,700	$45,678	$—
Continuation of medical/dental benefits	$—	$—		$—	$—	$—
Total	$1,985,619	$—		$603,700	$495,678	$—
Termination for Cause:
Cash severance	$—	$—		$—	$—	$—
Acceleration of equity-based awards	$—	$—		$—	$—	$—
Continuation of medical/dental benefits	$—	$—		$—	$—	$—
Total	$—	$—		$—	$—	$—
Disability:
Cash severance	$—	$—		$—	$—	$—
Acceleration of equity-based award(4)(7)	$343,441	$449,526		$100,962	$80,812	$90,631
Continuation of medical/dental benefits	$—	$—		$—	$—	$—
Total	$343,441	$449,526		$100,962	$80,812	$90,631
Death:
Cash severance	$—	$—		$—	$—	$—
Acceleration of equity-based awards(4)(7)	$4,278,477	$2,134,500		$1,245,566	$775,421	$440,177
Continuation of medical/dental benefits	$—	$—		$—	$—	$—
Total	$4,278,477	$2,134,500		$1,245,566	$775,421	$440,177
Change of Control and No Termination:
Cash severance	$—	$—		$—	$—	$—
Acceleration of equity-based awards(4)(7)	$207,004	$—		$68,347	$47,599	$—
Continuation of medical/dental benefits	$—	$—		$—	$—	$—
Total	$207,004	$—		$68,347	$47,599	$—
Change of Control and Termination without Cause or for Good Reason:(6)(7)
Cash severance(1)(9)	$4,893,750	$3,000,000		$2,125,000	$1,912,500	$1,700,000
Acceleration of equity-based awards(4)(6)(7)	$4,278,477	$2,134,500		$1,245,566	$775,421	$440,177
Continuation of medical/dental benefits(5)	$1,773	$16,100		$1,182	$1,660	$6,078
Total	$9,174,000	$5,150,600		$3,371,748	$2,689,581	$2,146,254
(1)	Amounts shown do not include any payments for accrued and unpaid salary, bonuses or vacation.
(2)	In the event of a termination by our company without Cause, cash severance payable to the NEO under the severance plan will be reduced, dollar for dollar, by other income earned by such NEO and offset by the amount and/or value of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities or similar benefits that the applicable NEO may separately be entitled to receive from the company or any affiliate based on any employment agreement, confidential information protection agreement or other contractual obligation or statutory scheme. In the event of a termination by our company without Cause, the cash severance payable to Mr. Wilson, Mr. Kirsis and Ms. Hammond under the severance plan is greater than the amount and value of pay in lieu of notice under the respective NEO’s U.K. service agreement. Under the non-duplication provisions within the severance plan, any payment of salary during the notice period and/or payment in lieu of notice would be offset against the payments payable to Mr. Wilson, Mr. Kirsis and Ms. Hammond under the plan. As such, the calculations of cash severance

45	GXO Logistics, Inc.

pay for Mr. Wilson, Mr. Kirsis and Ms. Hammond in the above table reflect the respective NEO’s maximum cash severance payable under the severance plan, using the respective NEO’s base salary effective as of December 31, 2022, plus a pro rata portion of the applicable NEO’s target bonus for the year in which termination occurs. In the event of a termination by our company without Cause, Mr. Oran and Ms. Fogarty will be entitled to the greater of the cash severance payable under the severance plan or the cash severance payable under their respective confidential information protection agreement. The calculations of severance pay for Mr. Oran and Ms. Fogarty in the above table reflect the respective NEO’s maximum cash severance payable under the respective confidential information protection agreement, using the respective NEO’s base salary effective as of December 31, 2022, plus a pro rata portion of the NEO’s award under the AIP for the year in which termination occurs, payable during the 18-month post-termination non-compete period.
(3)	Our company has the right to extend the period during which Mr. Oran and Ms. Fogarty are bound by the non-competition covenant in his or her confidential information protection agreement for up to 12 additional months, which would extend the non-compete period from 18 months to up to 30 months following termination. During each six-month period the non-compete is extended, Mr. Oran and Ms. Fogarty, as applicable, would be entitled to receive cash compensation equal to his or her monthly base salary as in effect on the date his or her employment terminated, plus an amount equal to 50% of the respective NEO’s target bonus amount under the AIP for the year in which termination occurs. Fully extending the non-compete provision would increase the amounts shown as “Cash Severance” by up to $1,200,000 for Mr. Oran and $700,000 for Ms. Fogarty. These amounts assume the company fully extended the non-compete periods.
(4)	The values reflected in this column were calculated using $42.69, the closing price of a company share on the NYSE on December 31, 2022, the last trading day of our fiscal year 2022.
(5)	The amounts of continued medical and dental benefits shown in the table for Mr. Wilson, Mr. Kirsis and Ms. Hammond reflect payment under the severance plan of a lump sum amount to the applicable NEO in lieu of the per annum costs for the company or its affiliate to provide health benefits for the applicable NEO pursuant to applicable law. The amounts were converted to U.S. dollars at an exchange rate of approximately £1=$1.233 (the yearly average exchange rate during fiscal 2022 available on the Internal Revenue Service website). The amounts of continued medical and dental benefits shown in the table for Mr. Oran and Ms. Fogarty (i) have been calculated based upon our current actual costs of providing the benefits through COBRA and (ii) have not been discounted for the time value of money. In the event of a termination without Cause, continued medical and dental benefits for Mr. Oran and Ms. Fogarty would cease when the respective NEO commences employment with a new employer.
(6)	The stock options our NEOs received in connection with their offer letters accelerate only if they are not assumed or substituted and otherwise provided for vesting only upon an involuntary termination or termination for Good Reason following a Change of Control.
(7)	Other awards including future awards issued under the company’s 2021 Omnibus Incentive Compensation Plan and awards that GXO assumed in connection with the Spin-Off provide for pro-rata vesting in connection with certain terminations of employment. In cases of a Change of Control, awards accelerate only if they are not assumed or substituted, along with an involuntary termination or termination for Good Reason. In limited cases, some awards that GXO assumed in connection with the Spin-Off automatically vest in connection with a Change of Control.
(8)	In the event of a resignation by either Mr. Wilson, Mr. Kirsis or Ms. Hammond, the amounts shown assume they receive full pay in lieu of notice under the respective NEO’s U.K. service agreement or they receive the money as a monthly payment of salary because they either work out their notice period or they are placed on garden leave for the notice period. If the NEO resigns, the NEO and the company will most likely agree to a shorter notice period, reducing the amount of money that would have to be paid to the NEO.
(9)	Pursuant to the severance plan discussed below, in the event of a termination without Cause or by the NEO for Good Reason upon or within two (2) years of a “change in control” (as defined in the severance plan), the applicable NEO (other than Mr. Wilson) will receive a lump sum cash severance payment equal to two times the sum of the NEO’s annual base salary and target annual bonus plus a pro-rata portion of the applicable NEO’s target bonus, and Mr. Wilson will receive two and one-half times the sum of his annual base salary and target annual bonus, plus a pro-rata portion of his target bonus.

CEO PAY RATIO DISCLOSURE

As required by Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our CEO to the compensation of our median employee. The pay ratio and annual total compensation amount disclosed in this section are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules.

Identifying the Median Employee

We previously identified our median employee using our world-wide employee population as of December 31, 2021 and measuring compensation based on total pay actually received over the period January 1, 2021 to December 31, 2021. There has been no change in our employee population, our employee compensation arrangements or our median employee’s circumstances that we believe would significantly impact our pay ratio disclosure. Therefore, as permitted by SEC rules, we calculated the 2022 pay ratio set forth below using the same median employee that we used to calculate our 2021 pay ratio.

■

The median employee was identified by calculating the 2021 cash compensation for the population of 74,902 employees excluding the CEO. For this purpose, cash compensation included all earnings paid to each employee during the calendar year, including base salary and wages, bonuses, commissions, overtime and holiday or PTO pay. Compensation was converted into U.S. dollars using the average currency conversion rates during December 2021.

■

As of December 31, 2021, GXO had 74,902 employees globally, including 20,974 U.S. employees and 53,928 non-U.S. employees. In determining the identity of our median employee, we excluded a total of 650 employees

46	GXO Logistics, Inc.

from China (283), Hong Kong (13), Ireland (68) and Singapore (286). After excluding these countries and employees, we determined the identity of the median employee from a population of 74,252 employees (20,974 U.S. employees and 53,278 non-U.S. employees). This employee group included full-time, part-time and seasonal employees.

Annual Compensation of Median Employee using Summary Compensation Table Methodology

After identifying the median employee as described above, we calculated annual total compensation for this employee using the same methodology we used for our CEO in the 2022 Summary Compensation Table. This compensation calculation includes, where applicable, base salary and wages, bonuses, commissions, overtime, holiday or PTO pay, equity awards and 401(k) company match. The compensation for our median employee was $40,186 and the compensation for our CEO was $4,851,558.

2022 Pay Ratio

Based on the above information, we reasonably estimate that for 2022 our CEO’s annual total compensation was 121 times that of the median of the annual total compensation of all our employees excluding the CEO. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, due to variances in business mix, proportion of seasonal and part-time employees and distribution of employees across geographies.

PAY VERSUS PERFORMANCE DISCLOSURE

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation “actually paid” (referred to as “Compensation Actually Paid” or the “CAP Amounts”) to the Chief Executive Officer (“CEO”) and the Other Named Executive Officers (“Other NEOs”) and the financial performance of the company. Compensation Actually Paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For a discussion of how our Compensation Committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion and Analysis beginning on page 32 of this Proxy Statement.

The financial performance measures included in the Table below are the company’s total shareholder return (“TSR”), peer groups TSR, based on the S&P 500 Technology Index and the S&P 500 Transportation Index (as disclosed under Item 201(e) of Regulation S-K), and the company’s GAAP Net Income. Adjusted EBITDA was identified by the company as the most important financial measure used to link Compensation Actually Paid to company performance for the most recently completed fiscal year.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid for CEO(1,2)	Average Summary Compensation Table Total for Other NEOs(1)	Average Compensation Actually Paid for Other NEOs(1,2)	Total Shareholder Return(3)	Peer Group Total Shareholder Return(3,4)	Peer Group Total Shareholder Return(3,5)	GAAP Net Income ($ Millions)	Adjusted EBITDA ($ Millions)(6)
2022	$4,851,558	($9,675,963)	$2,501,533	($1,199,638)	$47.00	$72.21	$82.40	$197	$728
2021	$10,176,933	$20,101,518	$3,347,045	$5,269,838	$144.01(7)	$113.85(7)	$110.27(7)	$153(7)	$329(7)
(1)	The CEO was Malcolm Wilson for all years in the table. The Other NEOs were Baris Oran, Karlis Kirsis, Maryclaire Hammond and Elizabeth Fogarty for all years in the table.
(2)	The following table describes the adjustments to calculate the CAP Amounts from the Summary Compensation Table Amounts (“SCT Amounts”). Pursuant to the applicable rules, the amounts in the “Stock Awards” column from the Summary Compensation Table are subtracted from the SCT Amounts and the values reflected in the table below are added or subtracted as applicable. The fair value of equity awards was computed in accordance with the company’s methodology used for financial reporting purposes.

47	GXO Logistics, Inc.

	2022		2021
	CEO	Other NEOs*	CEO	Other NEOs*
Total Compensation as reported in Summary Compensation Table (SCT)	$ 4,851,558	$ 2,501,533	$ 10,176,933	$ 3,347,045
Aggregate grant date fair value of stock awards granted during the year	(2,964,294)	(1,545,641)	(6,746,322)	(1,972,681)
Year-end fair value of stock awards granted in current year	1,323,040	767,803	12,250,385	3,497,007
Change in fair value from end of prior fiscal year to vesting date for stock awards made in prior fiscal years that vested during current fiscal year	(2,262,276)	(424,987)	-	24,735
Change in fair value of stock awards from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(10,623,991)	(2,498,346)	4,420,522	373,732
Compensation Actually Paid	($ 9,675,963)	($ 1,199,638)	$ 20,101,518	$ 5,269,838

* Amounts presented are averages for the entire group of Other NEOs in each respective year.

(3)	TSR, in the case of both the company and the peer groups, for Year 2021 reflects the cumulative return of $100 as if invested on August 2, 2021, the date of the Spin-Off, through the end of the 2021 fiscal year and assumes the reinvestment of dividends. TSR for Year 2022 reflects the cumulative return of $100 as if invested at the beginning of the 2022 fiscal year through the end of the 2022 fiscal year and assumes the reinvestment of dividends.
(4)	The peer group used is the S&P 500 Technology Index.
(5)	The peer group used is the S&P 500 Transportation Index.
(6)	See Annex A for reconciliation of non-GAAP financial measures.
(7)	Reflects the time period of August 2, 2021, the date of the Spin-Off, through the end of 2021.

48	GXO Logistics, Inc.

Relationship Between Compensation Actually Paid and Performance Measures

The following graphs describe the relationships between the CAP Amounts (as calculated above) for our CEO and Other NEOs as compared to our TSR, GAAP Net Income and Adjusted EBITDA. In addition, the first chart below compares our cumulative TSR and peer group cumulative TSR for the indicated years.

49	GXO Logistics, Inc.

Most Important Financial Performance Measures

The following is a list of the most important financial performance measures used by the company to link compensation actually paid to the NEOs and company performance for the fiscal year ended December 31, 2022:

Organic
Financial Performance Measures*
Adjusted EBITDA
Organic Revenue
Free Cash Flow

* See “Non-GAAP Financial Measures” in Annex A for additional information.

AGREEMENTS WITH NEOS AND SEVERANCE PLAN

XPO or GXO entered into offer letters and service agreements with each of the NEOs. These offer letters and service agreements became effective and to the extent applicable GXO assumed such agreements as of the Spin-Off date. Also, in connection with the Spin-Off, GXO adopted an executive severance plan. The material terms of these letters, service agreements and the severance plan are described below.

Special Note Regarding the Spin-Off

Upon the Spin-Off, outstanding awards held by GXO employees, including the NEOs, were converted in accordance with the employee matters agreement between GXO and XPO. The purpose of the conversion methodology used was to maintain the aggregate intrinsic value of the award immediately after the Spin-Off when compared to the aggregate intrinsic value immediately prior to the Spin-Off. Such adjusted awards are otherwise subject to the same terms and conditions that applied to the original XPO award immediately prior to the Spin-Off.

Offer Letter and Service Agreement with Chief Executive Officer

The offer letter and service agreement with Malcolm Wilson provide for Mr. Wilson to serve as Chief Executive Officer of GXO and to receive an annual compensation package consisting of a base salary of £468,000, a target annual bonus award of 115% of base salary, an annual equity award consisting of 30% restricted stock units and 70% performance-based restricted stock units with a total target value of $850,000 for the 2021 performance year and a pension allowance equal to 17.79% of base salary. In addition, the offer letter and service agreement provide for an XPO equity award of 120,000 stock options relating to XPO common stock that will vest in installments over the five-year period following the grant date, subject to (i) the occurrence of the Spin-Off by March 31, 2022, and (ii) Mr. Wilson’s continued employment with XPO and then GXO after the Spin-Off through each applicable vesting date. Treatment of such XPO stock option award will be consistent with the treatment of other outstanding XPO equity-based compensation awards held by GXO employees in connection with the Spin-Off as described above

50	GXO Logistics, Inc.

under “Special Note Regarding the Spin-Off.” Mr. Wilson’s base salary is subject to annual review and adjustment by our Compensation committee. Mr. Wilson’s annual base salary was $750,000, effective April 1, 2022.

Offer Letter with Chief Financial Officer

The offer letter with Baris Oran provides for Mr. Oran to serve as Chief Financial Officer of GXO and to receive an annual compensation package consisting of a base salary of $600,000, a target annual bonus award of 100% of base salary and an annual equity award consisting of 30% restricted stock units and 70% performance-based restricted stock units with a total target value of $800,000 for the 2021 performance year. In addition, the offer letter provides for an XPO equity award of 100,000 stock options relating to XPO common stock that will vest in installments over the five-year period following the grant date, subject to (i) the occurrence of the Spin-Off by March 31, 2022, and (ii) Mr. Oran’s continued employment with XPO and then GXO after the Spin-Off through each applicable vesting date. Treatment of such XPO stock option award will be consistent with the treatment of other outstanding XPO equity-based compensation awards held by GXO employees in connection with the Spin-Off, as described above under “Special Note Regarding the Spin-Off.” Mr. Oran’s base salary is subject to annual review and adjustment by our Compensation committee. Mr. Oran’s annual base salary was $600,000, effective May 14, 2021.

Offer Letter and Service Agreement with Chief Legal Officer

The offer letter and service agreement with Karlis Kirsis provide for Mr. Kirsis to serve as the Chief Legal Officer and to receive an annual compensation package consisting of a base salary of £310,000, a target annual bonus award of 100% of base salary and an annual equity award consisting of 50% restricted stock units and 50% performance-based restricted stock units with a total target value of $350,000 for the 2021 performance year. In addition, the offer letter and service agreement provide for an XPO equity award of 20,000 stock options relating to XPO common stock that will vest in installments over the five-year period following the grant date, subject to (i) the occurrence of the Spin-Off by March 31, 2022, and (ii) Mr. Kirsis’ continued employment with XPO and then GXO after the Spin-Off through each applicable vesting date. Treatment of such XPO stock option award will be consistent with the treatment of other outstanding XPO equity-based compensation awards held by GXO employees in connection with the Spin-Off, as described above under “Special Note Regarding the Spin-Off.” Mr. Kirsis also entered into a U.K. pension top-up agreement with XPO in connection with his role with GXO following the Spin-Off, which states that XPO will provide a top-up to his pension account of 4% of base salary, subject to his individual contribution of at least 8% of base salary (which additional contribution will be grossed up to offset any additional tax impact). Mr. Kirsis’ base salary is subject to annual review and adjustment by our compensation committee. Mr. Kirsis’ annual base salary was $425,000, effective April 1, 2022.

Offer Letter and Service Agreement with Chief Human Resources Officer

The offer letter and service agreement with Maryclaire Hammond provide for Ms. Hammond to serve as the Chief Human Resources Officer of GXO and to receive an annual compensation package consisting of a base salary of £288,000, a target annual bonus award of 75% of base salary and an annual equity award consisting of 50% restricted stock units and 50% performance-based restricted stock units with a total target value of $350,000 for the 2021 performance year. In addition, the offer letter and service agreement provide for an XPO equity award of 20,000 stock options relating to XPO common stock that will vest in installments over the five-year period following the grant date, subject to (i) the occurrence of the Spin-Off by March 31, 2022, and (ii) Ms. Hammond’s continued employment with XPO and then GXO after the Spin-Off through each applicable vesting date. Treatment of such XPO stock option award will be consistent with the treatment of other outstanding XPO equity-based compensation awards held by GXO employees in connection with the Spin-Off, as described above under “Special Note Regarding the Spin-Off.” Ms. Hammond also entered into a U.K. pension top-up agreement with XPO in connection with her role with GXO following the Spin-Off, which states that XPO will provide a top-up to her pension account of 4% of base salary, subject to her individual contribution of at least 8% of base salary (which additional contribution will be grossed up to offset any additional tax impact). Ms. Hammond’s base salary is subject to annual review and adjustment by our Compensation committee. Ms. Hammond’s annual base salary was $450,000, effective April 1, 2022.

Offer Letter with Chief Communications Officer

The offer letter with Elizabeth Fogarty provides for Ms. Fogarty to serve as Chief Communications Officer of GXO and to receive an annual compensation package consisting of a base salary of $400,000, a target annual bonus award of 75% of base salary and an annual equity award of RSUs with a total target value of $450,000 that will vest in installments over the three-year period following the grant date, subject to Ms. Fogarty’s continued employment with GXO through each applicable vesting date. Ms. Fogarty’s base salary is subject to annual review and adjustment by our Compensation committee. Ms. Fogarty’s annual base salary was $400,000, effective September 1, 2021.

51	GXO Logistics, Inc.

GXO Severance Plan

In connection with the Spin-Off, GXO adopted a severance plan. The eligible participants under the severance plan include the NEOs and our other executive officers and key members of executive management.

Pursuant to the severance plan, any GXO executive officer whose employment is terminated without “cause” at any time other than within the two years following a “change in control” (as such terms are defined in the severance plan) of GXO would be entitled to receive (subject to the officer’s execution of a release of claims in favor of GXO and continuing compliance with the officer’s confidential information protection agreement that includes restrictive covenants relating to confidentiality, ownership of intellectual property, non-hire and non-solicitation of employees, non-solicitation of customers, non-competition and non-disparagement):

■	continuation of annual base salary for 18 months (for the Chief Executive Officer) or 12 months (for other executive officers);
■	a prorated target annual bonus for the year of termination (the “Prorated Bonus”); and
■

up to 18 months (for the Chief Executive Officer) or 12 months (for other executive officers) of healthcare benefit coverage continuation at the active employee rate for healthcare benefit coverage or a cash payment in lieu thereof (the “Healthcare Benefit”).

Pursuant to the severance plan, any GXO executive officer whose employment is terminated without Cause or who resigns for Good Reason on, or within the two years following, a “change in control” (as such terms are defined in the severance plan) of GXO, would be entitled to receive (subject to the officer’s execution of a release of claims in favor of GXO and continuing compliance with the officer’s confidential information protection agreement, service agreement or other similar contractual obligations):

■

a lump sum cash severance payment equal to two and one-half times (for the Chief Executive Officer) and two times (for other executive officers) the sum of (a) the officer’s annual base salary and (b) the officer’s target annual bonus;

■	the Prorated Bonus; and
■	the Healthcare Benefit.

The severance plan provides that, in the event that the payments and benefits to a NEO in connection with a change in control, whether pursuant to the severance plan or otherwise, are subject to the golden parachute excise tax imposed under Sections 280G and 4999 of the IRS Code, then the officer will either receive all such payments and benefits and pay the excise tax or such payments and benefits will be reduced to the extent necessary so that the excise tax does not apply, whichever approach results in a higher after-tax amount of the payments and benefits being retained by the officer.

Cash severance payable to the executive officer under the severance plan will be reduced, dollar for dollar, by other income earned by such executive officer and offset by the amount and/or value of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities or similar benefits that the applicable executive officer may separately be entitled to receive from the company or any affiliate based on any employment agreement, confidential information protection agreement or other contractual obligation or statutory requirement in respect of the applicable termination of employment, including pursuant to the GXO confidential information protection agreement, as applicable, which provides for minimum payments of the GXO executive officer’s base salary, plus a pro rata portion of the applicable executive officer’s award under the AIP for the year in which termination occurs, for 18 months following termination if the executive officer is terminated without cause.

Clawbacks

Under certain agreements with the NEOs, the applicable NEO is subject to certain long-term incentive compensation clawback provisions in the event of: (1) a breach of the restrictive covenants, (2) termination of his or her employment by our company for cause or (3) his or her engagement in fraud or willful misconduct that contributes materially to any financial restatement or material loss to our company or its affiliates.

Furthermore, under certain agreements with the NEOs, the applicable NEO is subject to certain annual bonus forfeiture and clawback provisions in the event that the applicable NEO engages in fraud or other willful misconduct that contributes materially to any financial restatement or material loss to our company.

52	GXO Logistics, Inc.

In addition, in the event that the applicable NEO breaches any restrictive covenant, such NEO will be required, upon written notice from us, to forfeit or repay to our company his or her severance payments.

In certain circumstances, the triggering event must have occurred within a certain period for us to be able to cause the forfeiture or clawback of the equity-based awards, annual bonus or severance payments.

Each NEO shall also be subject to any other clawback policy of the company as may be in effect from time to time or any clawback as may be required by applicable law.

Restrictive Covenants

Under the NEO service agreements and confidential information protection agreements, as applicable, the applicable NEO is generally subject to the following restrictive covenants: employee and customer non-solicitation during employment and for a period of one year thereafter; confidentiality and non-disparagement during employment and thereafter; and non-competition during employment and for a minimum period of one year thereafter. In addition, under the confidential information protection agreements for Mr. Oran and Ms. Fogarty, our company has the right to extend the non-competition covenant up to 12 additional months, which would extend the non-compete period from 18 months to up to 30 months following termination. During each six-month period the non-compete is extended, Mr. Oran and Ms. Fogarty, as applicable, would be entitled to receive cash compensation equal to his or her monthly base salary in effect on the date of termination, plus an amount equal to 50% of the respective NEO’s target bonus amount under the AIP for the year in which termination occurs.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of December 31, 2022, with respect to the company’s compensation plans under which equity securities are authorized for issuance.

Number of Securities Remaining
	Number of Securities to be	Weighted-Average Exercise	Available for Future Issuance Under
	Issued	Price of Outstanding	Equity Compensation Plans
	Upon Exercise of Outstanding	Options,	(Excluding
	Options, Warrants and Rights	Warrants and Rights(1)	Securities Reflected in Column (a))
Plan Category	(a)	(b)
Equity compensation plans approved by security holders	2,601,203	$64.72	8,213,541
Equity compensation plans not approved by security holders	—	—	—
Total	2,601,203	$64.72	8,213,541
(1)	The weighted average exercise price is based solely on the outstanding options.

53	GXO Logistics, Inc.

AUDIT-RELATED MATTERS

AUDIT COMMITTEE REPORT

The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.

The Audit Committee (“we” in this Audit Committee Report) currently consists of Mr. Shaffer (chair), Ms. Ashe and Ms. Chatfield.

The Board of Directors has determined that each current member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of NYSE, our Audit Committee charter and the independence standards set forth in the GXO Logistics, Inc. Corporate Governance Guidelines. The Board of Directors has also determined that Mr. Shaffer qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Exchange Act. As described more fully below, in carrying out its responsibilities, the Audit Committee relies on management and GXO’s independent registered public accounting firm (the “outside auditors”). The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at www.gxo.com.

In accordance with our charter, the Audit Committee assists the Board of Directors in fulfilling its responsibilities in a number of areas. These responsibilities include oversight of: (i) GXO’s accounting and financial reporting processes, including the effectiveness of the company’s systems of internal controls over financial reporting and disclosure controls, (ii) the integrity of GXO’s financial statements, (iii) GXO’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of GXO’s outside auditors and (v) the performance of GXO’s outside auditors and internal audit function. Management is responsible for GXO’s financial statements and the financial reporting process, including the system of internal controls over financial reporting. We are solely responsible for selecting and reviewing the performance of GXO’s outside auditors and, if we deem appropriate in our sole discretion, terminating and replacing the outside auditors. We also are responsible for reviewing and approving the terms of the annual engagement of GXO’s outside auditors, including the scope of audit and non-audit services to be provided by the outside auditors and the fees to be paid for such services and discussing with the outside auditors any relationships or services that may impact the objectivity and independence of the outside auditors.

In fulfilling our oversight role, we met and held discussions, both together and separately, with the company’s management and our outside auditor KPMG. Management advised us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual and quarterly reports with the SEC. We discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing (“PCAOB”) and the Commission.

KPMG also provided us with the written disclosures and letter required by applicable requirements of the PCAOB regarding the outside auditors’ communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. KPMG has confirmed its independence, and we determined that KPMG’s provision of non-audit services to GXO is compatible with maintaining its independence. We also reviewed a report by KPMG describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the PCAOB.

Based on our review of GXO’s audited consolidated financial statements with management and KPMG, KPMG’s report on such financial statements and the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in GXO’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

AUDIT COMMITTEE

Oren Shaffer, Chair

Gena Ashe, Member

Clare Chatfield, Member

54	GXO Logistics, Inc.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY THE OUTSIDE AUDITORS

The Audit Committee’s charter requires review and pre-approval by the Audit Committee of all audit services provided by our outside auditors and, subject to the de minimis exception under applicable SEC rules, all permissible non-audit services provided by our outside auditors. The Audit Committee has delegated to its chair the authority to approve, within guidelines and limits established by the Audit Committee, specific services to be provided by our outside auditors and the fees to be paid. Any such approval must be reported to the Audit Committee at its next scheduled meeting. As required by Section 10A of the Exchange Act, the Audit Committee pre-approved all audit and non-audit services provided by our outside auditors during 2022 and 2021 and the fees paid for such services.

SERVICES PROVIDED BY THE OUTSIDE AUDITORS

As described above, the Audit Committee is responsible for the appointment, compensation, oversight, evaluation and termination of our outside auditors. Accordingly, the Audit Committee retained KPMG to serve as our independent registered public accounting firm for fiscal year 2023 on April 24, 2023.

The following table shows the fees for audit and other services provided by KPMG for fiscal years 2022 and 2021. For 2022 and 2021, we did not pay any tax fees to KPMG. Prior to the Spin-Off, XPO paid any audit, audit-related, tax or other fees related to GXO’s business.

Fee Category	2022	2021
Audit Fees	$5,400,000	$2,446,775
Audit-Related Fees	$22,500	$18,121
Tax Fees	—	—
All Other Fees	$1,127,000	$44,000
Total Fees	$6,549,500	$2,508,896

Audit Fees. This category includes fees for professional services rendered by KPMG for 2022 and 2021, for the audits of our financial statements included in our Annual Report on Form 10-K and for reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the services that an independent auditor would customarily provide in connection with subsidiary audits and statutory requirements.

Audit-Related Fees. The 2022 and 2021 fees include services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting.

Tax Fees. Tax fees generally consist of U.S. and foreign tax compliance and related planning and assistance with tax refund claims, tax consulting, expatriate tax services and tax-related advisory services. Independent risks are mitigated by established safeguards following agreed upon standard work. There were no such fees for 2022 and 2021.

All Other Fees. This category represents fees for all other services or products provided and not covered by the categories above.

55	GXO Logistics, Inc.

PROPOSALS TO BE PRESENTED

AT THE ANNUAL MEETING

Proposal 1: Election of Directors

Our Board of Directors has nominated for election at the Annual Meeting each of the following persons to serve as Class II directors until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified:

Clare Chatfield

Joli Gross
Jason Papastavrou

All of the nominees for directors listed above were appointed in connection with the Spin-Off. Mr. Jacobs, the company’s Chairman, identified Ms. Chatfield, Ms. Gross and Dr. Papastavrou as director candidates and presented such candidates to the Nominating, Corporate Governance and Sustainability Committee as highly qualified candidates. Upon the recommendation of the Nominating, Corporate Governance and Sustainability Committee, the Board appointed Ms. Chatfield a director on July 22, 2021 and Ms. Gross and Dr. Papastavrou directors on August 2, 2021. Information about the nominees is set forth above under the heading “Board of Directors and Corporate Governance—Directors.”

In the event that any of these nominees is unable or declines to serve as a director at the time of the 2023 Annual Meeting, the proxies voting for his or her election will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, we are not aware that any of the nominees is unable or will decline to serve as a director if elected.

REQUIRED VOTE

The election of each of the three (3) director nominees named in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock. If any incumbent director standing for election receives a greater number of votes “against” his or her election than votes “for” his or her election, our bylaws require that such person must promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors.

RECOMMENDATION

Our Board of Directors recommends a vote “FOR” the election to our Board of Directors of each of the nominees listed above.

56	GXO Logistics, Inc.

Proposal 2: Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2023

The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the year ending December 31, 2023. KPMG served as our independent registered public accounting firm since the year ended December 31, 2021.

We are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2023. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider whether it is appropriate and advisable to appoint a different independent registered public accounting firm. Even if our stockholders ratify the appointment of KPMG, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time if it determines that such a change would be in the best interests of our company and our stockholders.

Representatives of KPMG are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

REQUIRED VOTE

Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2023, requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

RECOMMENDATION

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023.

57	GXO Logistics, Inc.

Proposal 3: Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, and Section 14A of the Securities Exchange Act of 1934 require that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking our stockholders to approve the following advisory resolution:

RESOLVED, that the stockholders of GXO Logistics, Inc. (the “company”) hereby approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for the company’s 2023 Annual Meeting of Stockholders.

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures included in this Proxy Statement. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” we believe that our compensation programs appropriately reward executive performance and align the interests of our NEOs and key employees with the long-term interests of our stockholders while also enabling us to attract and retain talented executives.

This resolution, commonly referred to as a “say-on-pay” resolution, is not binding on our Board of Directors. Although the resolution is non-binding, our Board of Directors and the Compensation Committee will consider the voting results when making future decisions regarding our executive compensation program.

At the 2022 Annual Meeting of Stockholders, our stockholders voted to approve an annual holding of the advisory vote on executive compensation. This frequency will continue until the next required non-binding, advisory vote is held on the frequency of advisory votes on executive compensation in 2028, per the SEC rules.

REQUIRED VOTE

Approval of this advisory resolution, commonly referred to as a “say-on-pay” resolution, requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

RECOMMENDATION

Our Board of Directors recommends a vote “FOR” the advisory approval of the resolution to approve executive compensation.

OTHER MATTERS

We do not expect that any matter other than the foregoing proposals will be brought before the 2023 Annual Meeting. If, however, such a matter is properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the persons appointed as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment.

58	GXO Logistics, Inc.

ADDITIONAL INFORMATION

AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT

If you would like to receive a copy of our 2022 Annual Report or this Proxy Statement, please contact us at: Investor Relations, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831 or by telephone at (203) 489-1287, and we will send a copy to you without charge.

A NOTE ABOUT OUR WEBSITE

Although we include references to our website, www.gxo.com, throughout this Proxy Statement, information that is included on our website is not incorporated by reference into, and is not a part of, this Proxy Statement. Our website address is included as an inactive textual reference only.

We use our website as one means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures typically will be included within the Investor Relations section of our website. Accordingly, investors should monitor the Investor Relations section of our website in addition to following our press releases, SEC filings and public conference calls and webcasts.

59	GXO Logistics, Inc.

ANNEX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND EBITA; AND PRO FORMA ADJUSTED EBITDA AND EBITA

(Unaudited)

	Year Ended December 31,
(In millions)	2022	2021
			(Pro forma)(1)
Net income attributable to GXO	$197	$153	$162
Net income attributable to noncontrolling interests	3	8	8
Net income	$200	$161	$170
Interest expense, net	29	21	25
Income tax expense (benefit)	64	(8)	(5)
Depreciation and amortization expense	329	335	335
Transaction and integration costs	61	99	99
Restructuring costs and other	32	4	4
Unrealized (gain) loss on foreign currency options and other	13	(1)	(1)
Allocated corporate expense(1)(3)	—	—	29
Public company standalone cost(1)(4)	—	—	(23)
Adjusted EBITDA(1)(2)	$728	$611	$633
Less: Depreciation	$261	$274	$274
Allocated depreciation from XPO Corporate(1)(5)	—	—	15
Adjusted EBITA(1)(2)	$467	$337	$374

(1)	Pro forma as prepared under combined financial statements for all periods before August 2, 2021, includes allocated expenses from XPO Corporate.
(2)	See the “Non-GAAP Financial Measures” section below for additional information.
(3)	Excludes the impact of adjusted items and allocated interest expense, income tax, depreciation and amortization from XPO Corporate.
(4)	Estimated costs of operating GXO as a standalone public company.
(5)	Allocated depreciation from XPO Corporate for all periods prior to August 2, 2021.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

(Unaudited)

	Year Ended
	December 31,
(In millions)	2022	2021
Net cash provided by operating activities	$542	$455
Payment for purchases of property and equipment	(342)	(250)
Proceeds from sale of property and equipment	40	11
Free Cash Flow (1)	$240	$216

(1) See the “Non-GAAP Financial Measures” section below for additional information.

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RECONCILIATION OF NET INCOME AND NET INCOME PER SHARE TO ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER SHARE

(Unaudited)

	Year Ended
	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2022	2021
Net income attributable to GXO	$197	$153
Unrealized (gain) loss on foreign currency options and other	13	(1)
Amortization expense	68	61
Transaction and integration costs	61	99
Restructuring costs and other	32	4
Income tax associated with the adjustments above(1)	(36)	(32)
Discrete and other tax-related adjustments(2)	—	(42)
Adjusted net income attributable to GXO	$335	$242
Adjusted basic earnings per share(3)	$2.86	$2.11
Adjusted diluted earnings per share(3)	$2.85	$2.09
Weighted-average shares outstanding:
Basic	117,050	114,632
Diluted	117,616	115,597
Aggregated tax of all non-tax-related adjustments reflected above:
Amortization expense	$(16)	$(11)
Transaction and integration costs	(9)	(20)
Restructuring costs and other	(8)	(1)
Unrealized (gain) loss on foreign currency options and other	(3)	—
Total income tax associated with the adjustments above	$(36)	$(32)

(1)	The income tax rate applied to items is based on the GAAP annual effective tax rate, excluding discrete items and contributions- and margin-based taxes.
(2)	Income tax benefit of $42 million in 2021 related to certain agreements to license the right to use trademarks, trade names and other intellectual property related to the GXO brand to its non-U.S. affiliates.
(3)	See the “Non-GAAP Financial Measures” section below for additional information.

RECONCILIATION OF REVENUE TO ORGANIC REVENUE

(Unaudited)

	Year Ended
	December 31,
(In millions)	2022	2021
Revenue	$8,993	$7,940
Revenue from acquired business	(569)	—
Revenue from deconsolidation	(20)	(92)
Foreign exchange rates	653	—
Organic revenue	$9,057	$7,848
Revenue growth	13.3%
Organic revenue growth(1)(2)	15.4%
(1)	Organic revenue growth is calculated as the relative change in year-over-year organic revenue, expressed as a percentage of 2021 organic revenue.
(2)	See the “Non-GAAP Financial Measures” section below for additional information

61	GXO Logistics, Inc.

OPERATING RETURN ON INVESTED CAPITAL

(Unaudited)

			Year ended
			December 31,
(In millions)			2022
Adjusted EBITA(1)			$467
Less: Cash paid for income taxes			(111)
Adjusted EBITA(1), net of income taxes paid			$356

(1) See the "Non-GAAP Financial Measures" section below for additional information.

	Year ended December 31,
(In millions)	2022	2021	Average
Total Assets	$9,219	$7,271	$8,245
Less: Cash and equivalents	(495)	(333)	(414)
Less: Total long-term assets	(6,791)	(5,172)	(5,982)
Plus: Property and equipment, net	960	863	912
Less: Total current liabilities	(2,532)	(2,329)	(2,431)
Plus: Short-term borrowings and obligations under finance leases	67	34	51
Plus: Current operating lease liabilities	560	453	507
Invested Capital	$988	$787	$888

Ratio of Return on Invested Capital(1)(2)			40.1%

(1)	The ratio of return on invested capital is calculated as adjusted EBITA, net of income taxes paid, divided by invested capital.
(2)	See the “Non-GAAP Financial Measures” section below for additional information.

RECONCILIATION OF TOTAL DEBT AND NET DEBT

(Unaudited)

(In millions)	December 31, 2022
Short-term debt	$67
Long-term debt	1,739
Total debt	$1,806
Less: Cash and cash equivalents	(495)
Net debt(1)	$1,311

(1)	See the “Non-GAAP Financial Measures” section below for additional information.

NON-GAAP FINANCIAL MEASURES

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measures under GAAP, which are set forth in the financial tables above.

GXO’s non-GAAP financial measures in this document include adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITA, pro forma adjusted EBITA, free cash flow, adjusted net income attributable to GXO and adjusted earnings per share (basic and diluted) (“adjusted EPS”), organic revenue, organic revenue growth, return on invested capital (“ROIC”), and net debt.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be

62	GXO Logistics, Inc.

comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should be used only as supplemental measures of our operating performance.

Adjusted EBITDA, pro forma adjusted EBITDA, adjusted net income attributable to GXO and adjusted EPS include adjustments for transaction and integration costs as well as restructuring costs and other adjustments as set forth in the financial tables above. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or the Spin-Off and may include transaction costs, consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and separating IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives.

Pro forma adjusted EBITDA includes adjustments for allocated corporate expenses and public company standalone costs. Allocated corporate expenses are those expenses that were allocated to the combined financial statements on a carve-out basis in accordance with U.S. GAAP. Public company standalone costs are estimated costs of operating GXO as a public standalone company following the Spin-Off from XPO, Inc. effective as of August 2, 2021, and represents the midpoint of our estimated corporate costs.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITA and pro forma adjusted EBITA, net of income taxes paid improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains, which management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets. We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of foreign currency exchange rate fluctuations and revenue from acquired businesses. We believe that net debt is an important measure of our overall liquidity position and is calculated by removing cash and cash equivalents from our total debt. We calculate ROIC as adjusted EBITA, net of taxes paid divided by average invested capital. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial targets for 2027 for adjusted EBITDA, six-year organic average annual revenue growth, and free cash flow, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows, prepared in accordance with GAAP, that would be required to produce such a reconciliation.

With respect to adjusted EBITDA and free cash flow described in the “Compensation Discussion and Analysis - 2022 Annual Short-Term Incentive Financial Results Relative to Targets”, at the time incentive plan goals are established, the Compensation Committee also establishes definitions of the applicable financial metrics that would apply during the performance period. The Compensation Committee uses these definitions and adjustments to better align our incentive plans with how we evaluate our business operations and trends and, in some cases, to allow certain strategic decisions to be made in the long-term interests of GXO without influencing or being influenced by incentive plan results. In connection with our 2022 annual short-term incentive plan goals, adjusted EBITDA and free cash flow, as described above, were adjusted to exclude the impact of the Clipper acquisition.

63	GXO Logistics, Inc.

Using a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas. You may vote online or by phone instead of mailing this card.OnlineGo to www.envisionreports.com/gxo orscan the QR code — login details arelocated in the shaded bar below.Save paper, time and money!Sign up for electronic delivery atwww.envisionreports.com/gxoPhoneCall toll free 1-800-652-VOTE (8683) withinthe USA, US territories and CanadaYour vote matters – here’s how to vote! 4. Advisory Vote on Frequency of Future Advisory Votesto Approve Executive CompensationAdvisory vote on the frequency of future advisoryvotes to approve executive compensation.1 Year 2 Years 3 Years AbstainProposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X.01 - Gena AsheDirector Class I –Expiring 202202 - Malcolm WilsonDirector Class I –Expiring 2022For Against Abstain For Against Abstain+A — The Board of Directors recommend a vote FOR all director nominees listed, FOR Proposals 2 and 3 and for 1 YEAR on Proposal 4.2. Ratification of the Appointment of our Independent PublicAccounting FirmTo ratify the appointment of KPMG LLP as the company'sindependent registered public accounting firm for fiscal year 2022.3. Advisory Vote to Approve Executive CompensationAdvisory vote to approve the executive compensation of thecompany's named executive officers as disclosed in theaccompanying Proxy Statement.1. Election of DirectorsTo elect two (2) members of our Board of Directors as Class I directors for a term to expire at the 2025 Annual Meeting of Stockholders or until their successors are duly electedand qualified.For Against AbstainPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please givefull title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q2022 Annual Meeting Proxy CardFor Against Abstain

Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 1UPX 01 - Clare Chatfield Director Class II – Expiring 2023 02 - Joli Gross Director Class II – Expiring 2023 For Against Abstain For Against Abstain 03 - Jason Papastavrou Director Class II – Expiring 2023 For Against Abstain Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03SCRD + + A Proposals — The Board of Directors recommend a vote FOR all director nominees listed and FOR Proposals 2 and 3. 2. Ratification of the Appointment of our Independent Public Accounting Firm To ratify the appointment of KPMG LLP as the company's independent registered public accounting firm for fiscal year 2023. 3. Advisory Vote to Approve Executive Compensation Advisory vote to approve the executive compensation of the company's named executive officers as disclosed in the accompanying Proxy Statement. 1. Election of Directors To elect three (3) members of our Board of Directors as Class II directors for a term to expire at the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified. For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 2023 Annual Meeting Proxy Card For Against Abstain Online Go to www.envisionreports.com/gxo or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/gxo Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by the closing of the polls at the virtual Annual Meeting. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/gxo Notice of 2023 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 24, 2023 Malcolm Wilson and Karlis Kirsis, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of GXO Logistics, Inc. to be held on May 24, 2023 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the director nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy — GXO Logistics, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/gxo The 2023 Annual Meeting of Stockholders of GXO Logistics, Inc. will be held on May 24, 2023 at 10:00 am ET, virtually via the internet at meetnow.global/MSLCA2X. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.